UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DUNKIN’ BRANDS GROUP, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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130 Royall Street

Canton, Massachusetts 02021

April 2, 2018

Dear Shareholder:

We cordially invite you to attend our 2018 Annual Meeting of Shareholders on Wednesday, May 16, 2018, at 10:00 a.m. (local time), to be held at Dunkin’ Brands World Headquarters, 130 Royall Street, Canton, Massachusetts 02021.

Again this year, Dunkin’ Brands has elected to deliver our proxy materials to the majority of our shareholders over the Internet under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On April 2, 2018, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2018 Annual Meeting of Shareholders and our 2017 Annual Report. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The Notice will serve as an admission ticket for one shareholder to attend the 2018 Annual Meeting of Shareholders. On April 2, 2018, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the 2018 Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 22, 2018. All shareholders must also present a valid form of government-issued picture identification in order to attend.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible.

We hope that you will be able to join us on May 16th.

Sincerely,

Nigel Travis

Chairman and Chief Executive Officer

Dunkin’ Brands Group, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 16, 2018

The 2018 Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) will be held at the Company’s World Headquarters, 130 Royall Street, Canton, Massachusetts 02021 on Wednesday, May 16, 2018, at 10:00 a.m. (local time) for the following purposes as further described in the proxy statement accompanying this notice:

•	To elect the three directors specifically named in the proxy statement, each for a term of three years.

•	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers (the “say-on-pay vote”).

•	To approve, on an advisory basis, the frequency of future say-on-pay votes.

•	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year.

•	To conduct any other business properly brought before the meeting.

Shareholders of record at the close of business on March 22, 2018 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 22, 2018, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2018 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the 2018 Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 22, 2018. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors

Rich Emmett Secretary

Canton, Massachusetts

April 2, 2018

Dunkin’ Brands Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS

May  16, 2018

PROXY STATEMENT

The Board of Directors of Dunkin’ Brands Group, Inc., or Dunkin’ Brands, is soliciting your proxy for the 2018 Annual Meeting. Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received. If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. In addition to voting on the Internet, you may vote by telephone using the toll-free telephone number contained on the Notice, proxy card, or voting instruction card or by mail by completing and returning a proxy card or voting instruction card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of Dunkin’ Brands.

Shareholders of record at the close of business on March 22, 2018 are entitled to vote at the meeting. Each of the 82,709,648 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Shareholders for our fiscal year ended December 30, 2017 (fiscal 2017) are being first mailed or made available to shareholders on or about the date of the notice of meeting. Our address is 130 Royall Street, Canton, Massachusetts 02021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 16, 2018: Our proxy statement is attached. Financial and other information concerning Dunkin’ Brands is contained in our annual report to shareholders for the fiscal year ended December 30, 2017. The proxy statement and our fiscal 2017 annual report to shareholders are available on our website at http://investor.dunkinbrands.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before voting and you should read the entire proxy statement. For more complete information regarding the Company’s 2017 performance, please review the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017.

VOTING AND MEETING INFORMATION

It is very important that you vote in order to play a part in the future of the Company. Please carefully review the proxy materials for the 2018 Annual Meeting of Shareholders, which will be held on Wednesday, May 16, 2018 at 10:00 a.m. (local time) at Dunkin’ Brands World Headquarters, 130 Royall Street, Canton, Massachusetts.

Who is Eligible to Vote?

Shareholders of record at the close of business on March 22, 2018 are entitled to vote at the 2018 Annual Meeting. Each of the 82,709,648 shares of common stock outstanding on the record date is entitled to one vote.

How You May Vote

Even if you plan to attend the Annual Meeting in person, please vote using one of the following advance voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions:

INTERNET	PHONE	MAIL

Visit the website listed on your proxy card/voting instruction form to vote via the internet.	Call the telephone number on your proxy card/voting instruction form to vote by phone.	Sign, date and return your proxy card/voting instruction form in the enclosed envelope to vote by mail.

Attending the Annual Meeting

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 22, 2018, or hold a valid proxy for the Annual Meeting from such a shareholder. Please see page 70 of the Proxy Statement for further details.

Roadmap of Voting Matters

Shareholders are being asked to vote on the following matters at the 2018 Annual Meeting of Shareholders:

Board Recommendation
Item 1. Election of Directors (page 15)
The Board believes that each Director nominee has the professional and personal qualifications and experiences to continue to meaningfully contribute to an effective and well-functioning Board.	FOR each Director Nominee
Item 2. Advisory Vote to Approve Executive Compensation (page 63)
The Company has designed its compensation programs to attract and retain industry-leading talent, to link compensation actually paid to achievement of our financial, operational and strategic goals, to reward individual performance and contribution to our success, and to enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through performance-based equity awards with a long-term value horizon. The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 26 and the Compensation Tables section beginning on page 47. The Board values shareholders’ opinions and the Compensation Committee will take into
account the outcome of the advisory vote when considering future executive compensation decisions.	FOR
Item 3. Advisory Vote on Frequency of Future Say-on-Pay Votes (page 64)
Since its initial public offering, the Company has conducted an advisory Say-On-Pay vote annually. The Company and the Board of Directors continue to believe that such votes should be conducted annually as a matter of good corporate governance.	EVERY YEAR
Item 4. Ratification of the Appointment of KPMG LLP as Independent Auditors (page 68)
The Audit Committee has appointed KPMG LLP to serve as independent auditors for the fiscal year ending December 29, 2018. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Independent Auditors is in the best interests of the Company and its shareholders. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s selection of the independent auditors.	FOR

GOVERNANCE

The Company believes good governance is integral to achieving long-term shareholder value. We are committed to governance policies and practices that serve the interest of Dunkin’ Brands and our shareholders. The Board of Directors monitors developments in governance at peer companies and in general to assure that it continues to meet its commitment to thoughtful and independent representation of shareholder interests. The following table summarizes certain of our corporate governance best practices and facts about the Board of Directors and the Company:

✓	9 of 10 Directors are Independent	✓	Diverse Board in Terms of Experience and Skills
✓	Lead Independent Director	✓	Strong Commitment to Corporate Social Responsibility
✓	Annual Board and Committee Self-Assessment	✓	Biennial publication of Corporate Social Responsibility Report
✓	Directors are Required to Tender Resignation on receiving less than Majority Vote	✓	Policy Providing for Return of Incentive Compensation under Certain Circumstances (“Clawback Policy”)
✓	Directors are Required to Tender Resignation on Job Change	✓	Stock Ownership Guidelines for Executives and Directors
✓	Independent Directors Meet Without Management Present	✓	Hedging, Short Sale and Pledging Policies
✓	Robust Shareholder Engagement Practices	✓	Average Director Tenure of 6.9 years
✓	5 of 10 Directors Diverse as to Gender and/or Ethnicity	✓	Annual Board Evaluation of Chief Executive Officer

BOARD OF DIRECTORS

The following table provides summary information about each member of our Board of Directors, including those who are nominated for election at the Annual Meeting. Detailed information about each Director’s background, skillset and areas of experience can be found beginning on page 15.

Name	Age	Director since	Occupation and Experience	Independent	Committee Memberships	Other Current Public Company Boards
Mark Nunnelly*	59	2006	Secretary of Technology Services and Security, Commonwealth of Massachusetts	✓	Compensation	• Genpact, Inc.
Roland Smith*	63	2017	Former Chairman and CEO of Office Depot, Inc.; Former President and CEO of Wendy’s/Arby’s Group, Inc.	✓	Nominating & Corporate Governance
Carl Sparks*	50	2013	Former CEO of Academic Partnerships and Travelocity Global	✓	Audit	• Avis Budget Group, Inc. (nominee)
Raul Alvarez+	62	2012	Operating Partner at Advent International Corporation; Former President and COO of McDonald’s Corporation	✓	Compensation	• Lowe’s Companies, Inc. • Eli Lilly and Company • Realogy Holdings Corp.***
Irene Chang Britt	55	2014	Former President, Pepperidge Farm, a subsidiary of Campbell Soup Company	✓	Audit Nominating & Corporate Governance	• Brighthouse Financial, Inc. • Tailored Brands, Inc.
Linda Boff	56	2017	CMO & Vice President, Learning & Culture for General Electric Company	✓	Compensation
Anthony DiNovi	55	2006	Co-President of Thomas H. Lee Partners, L.P.	✓	Compensation
Michael Hines	62	2011	Former Executive Vice President and CFO of Dick’s Sporting Goods, Inc.	✓	Audit Nominating & Corporate Governance	• GNC Holdings, Inc. • The TJX Companies, Inc.
Sandra Horbach**	57	2006	Managing Director and Co-Head of the US Buyout Group at The Carlyle Group	✓
Nigel Travis	68	2009	Chairman and CEO of Dunkin’ Brands			• Office Depot, Inc.

*Nominee

**Ms. Horbach has informed the Company that she does not intend to stand for re-election when her term expires at the 2018 Annual Meeting of shareholders.

***Mr. Alvarez is currently a director of Realogy Holdings Corp. but will not stand for re-election when his term expires in May 2018.

+Lead Independent Director

2017 PERFORMANCE HIGHLIGHTS

Company Performance

We believe that our named executive officers were instrumental in helping us deliver our revenue, operating income and earnings per share targets in 2017, while also making significant progress positioning Dunkin’ Donuts as America’s most-loved beverage-led, on-the-go brand. Financial and operational highlights of our fiscal 2017 performance include the following:(1)

•	Increased revenue: Increased revenue to $860.5 million, a 3.8% increase from fiscal 2016 or 4.9% on a 52-week basis.

•	Expanded global presence: Added 440 net new restaurants worldwide, including 313 net new Dunkin’ Donuts in the U.S., bringing Dunkin’ Brands to 20,520 total points of distribution as of year-end 2017.

•	Continued success in consumer packaged goods business: Dunkin’ Donuts retail branded products, including Dunkin’ K-Cup® pods, retail packaged coffee and creamers, each grew faster than their respective categories, indicating an increased share of the market for each product. The addition of our Ready-To-Drink (RTD) bottled iced coffee beverages also exceeded launch expectations in 2017, attaining $150 million in retail sales in 2017.

•	Leveraged technology to drive results: Grew the DD Perks Loyalty Program by 2 million members, bringing the total membership to approximately 8 million members. The On-the-Go ordering platform, which was launched in 2016, is also proving to be popular and has a retrial rate of 80%.

•	Grew worldwide sales: Grew global systemwide sales by 2.8% over fiscal 2016 or 4.2% on a 52-week basis.

•	Drove positive comparable store sales in Dunkin’ Donuts U.S.; Baskin-Robbins U.S. comparable store sales flat: Increased Dunkin’ Donuts U.S. comparable store sales by 0.6%; Baskin-Robbins U.S. comparable store sales were flat.

•	Increased earnings per share and adjusted earnings per share[2]: Increased diluted earnings per share by 80.1% to $3.80, or 82.7% on a 52-week basis, over fiscal 2016. Increased diluted adjusted earnings per share by 7.5% to $2.43, or 9.0% on a 52-week basis, over fiscal 2016.

•	Debt Refinancing. Completed a successful refinancing of our existing debt through a securitization structure at attractive fixed rates.

•	Continued Commitment to Sustainability. Dunkin’ Brands believes being a good corporate citizen is good business. We set corporate social responsibility (CSR) goals to make continuous progress in the areas of sustainable sourcing, packaging, energy efficiency, waste reduction, nutrition, Diversity & Inclusion and other issues and made important progress toward those goals in 2017. Highlights of our CSR progress in 2017 include:

¡	As part of our menu improvement journey, we announced our goal to remove artificial dyes from the Dunkin’ Donuts and Baskin-Robbins[3] U.S. menus by the end of 2018.

¡	We expanded our current work with the Rainforest Alliance to have all espresso beverages served at Dunkin’ Donuts U.S. restaurants and in approximately 16 international markets made with 100% Rainforest Alliance Certified™ beans by the end of 2018.

¡	As a member of the Roundtable on Sustainable Palm Oil (RSPO), we continue to participate in multi-stakeholder efforts to advance sustainable palm oil sourcing and reissued our global Sustainable Palm Oil Guidelines in December 2017.

¡	We continue to focus on energy reduction efforts at our corporate facilities and in our restaurants. At the end of 2017, we had more than 185 DD Green Achievement™ sustainable restaurants across the country and continue to make progress against our goal to reduce energy use in our corporate facilities by 28% by 2020 and 30% by 2025.

¡	In early 2018, we announced plans to eliminate all polystyrene foam cups in our global supply chain beginning in spring 2018, with a targeted completion date of mid-2020. Our elimination of foam is expected to eliminate approximately 1 billion foam cups annually from the waste stream.

¡	In addition, as part of our commitment to our local communities in which our brands operate, the Joy in Childhood Foundation has granted $16 million since 2006 to help improve the lives of children and families in our neighborhoods.

While driving successful 2017 results, our named executive officers also kept a focus on the long term. Management created and began executing against a multi-year “Blueprint for Growth”, which is designed to transform Dunkin’ Donuts U.S. into the most-loved beverage-led, on-the-go brand. The plan is focused on (i) menu innovation, (ii) unparalleled convenience driven by digital leadership, (iii) broad accessibility through restaurant development and new channels for our branded packaged goods, (iv) restaurant excellence, and (v) brand evolution. This plan is designed for the long-term, to drive comparable store sales, traffic and franchisee profitability for Dunkin’ Donuts U.S. and to protect and grow the long-term health and relevancy of the brand.

(1)	The fiscal year ended December 30, 2017 included 52 weeks, as compared to 53 weeks for the fiscal year ended December 31, 2016. The impact of the extra week in the fiscal year ended December 31, 2016 reflects our estimate of the additional week in fiscal 2016 on certain revenues and expenses.
(2)	Diluted earnings per share increase in fiscal 2017 includes a net tax benefit of approximately $143 million related to the enactment of the Tax Cuts and Jobs Act. Adjusted earnings per share is a non-GAAP measure calculated using adjusted net income, reflecting net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments. Adjusted net income for fiscal 2017 also excludes the net tax benefit due to the enactment of the Tax Cuts and Jobs Act. Please refer to pages 29-36 of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2018.
(3)	Exceptions on both brands’ menus include select supplier-branded ingredients produced by other companies and used as toppings, ice cream inclusions or decorative elements. Additionally, Baskin-Robbins will take a longer period of time to find replacements for the decorative elements on its ice cream cakes.

HOW PAY IS TIED TO COMPANY PERFORMANCE

Under our executive compensation program, a significant portion of the CEO’s and other Named Executive Officers’ annual total direct compensation is variable based on our operating performance and/or our stock price, as shown below:

In fiscal 2017, approximately 81% of our CEO’s compensation and an average of approximately 74% of the compensation of our other NEO’s was tied directly to the Company’s operating performance and/or the Company’s stock price.

For more information, see “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2017 Compensation” below.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board structure and committee composition

Our Board of Directors has established an audit committee, a compensation committee and a nominating & corporate governance committee with the composition and responsibilities described below. Each committee operates under a written charter approved by our Board of Directors. The members of each committee are appointed by the Board and serve until their successors are elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

Our Board of Directors held 6 meetings in fiscal 2017. During fiscal 2017, Mr. DiNovi attended approximately 73% of the total meetings of the Board and the Compensation Committee. Each other director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served.

During fiscal 2017, the Board had three standing committees: Audit, Compensation and Nominating & Corporate Governance. The table below provides information about the membership of these committees during fiscal 2017:

Name	Audit		Compensation		Nominating & Corporate Governance
Raul Alvarez			X	*
Linda Boff (1)			X
Irene Chang Britt	X				X	*
Anthony DiNovi			X
Michael Hines	X	*			X
Sandra Horbach (2)			X		X
Mark Nunnelly			X
Carl Sparks	X
Nigel Travis
Roland Smith (3)					X

Number of meetings during fiscal 2017	7		5		2

*	Chair
(1)	Ms. Boff joined the Board in May 2017. At that time, Ms. Boff replaced Ms. Horbach as a member of the Compensation Committee.
(2)	Ms. Horbach has informed the Company that she does not intend to stand for re-election when her term expires at the 2018 Annual Meeting of Shareholders.
(3)	Mr. Smith joined the Board in July 2017. At that time, Mr. Smith replaced Ms. Horbach as a member of the Nominating & Corporate Governance Committee.

Audit Committee

The Audit Committee’s primary duties and responsibilities are to:

•	Appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, audit-related, tax and other permissible non-audit services and review and appraise the audit efforts of our independent accountants;

•	Establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	Engage independent counsel and other advisers, as necessary;

•	Determine funding of various services provided by accountants or advisers retained by the committee;

•	Review our financial reporting processes and internal controls;

•	Review and approve related-party transactions or recommend related-party transactions for review by independent members of our Board of Directors; and

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the board.

The Audit Committee consists of Ms. Chang Britt, Mr. Hines and Mr. Sparks. The Board has determined that each member of the Audit Committee is an independent director pursuant to the requirements of the Sarbanes-Oxley Act of 2002, NASDAQ and all other applicable laws and regulations and that Mr. Hines is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. Mr. Hines serves as chair of the Audit Committee. Our Board of Directors has adopted a written charter under which the Audit Committee operates. A copy of the charter is available on our website.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the Company’s benefit and equity-based compensation programs. The Compensation Committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. Under the committee charter, the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser only after conducting an independence assessment of such advisor as required under NASDAQ rules. The Compensation Committee consists of Mr. Alvarez, Ms. Boff, Mr. DiNovi and Mr. Nunnelly. Ms. Horbach served as a member of the Compensation Committee until May 2017 when Ms. Boff joined the Board and was appointed to the committee. Mr. Alvarez serves as chair of the Compensation Committee. The Board has determined that each member of the Compensation Committee is an independent director as defined under SEC and NASDAQ rules. Our Board of Directors has adopted a written charter under which the Compensation Committee operates. A copy of the charter is available on our website.

Nominating & Corporate Governance Committee

The purpose of the Nominating & Corporate Governance Committee is to identify individuals qualified to become members of the Board of Directors, to recommend director nominees for each annual meeting of shareholders, to recommend nominees for election to fill any vacancies on the Board of Directors, and to address related matters. The Nominating & Corporate Governance committee reviews and recommends to the Board of Directors any required changes to the corporate governance principles applicable to the Company and is responsible for leading the annual review of the Board’s performance. The Nominating & Corporate Governance Committee consists of Ms. Chang Britt, Mr. Hines, and Mr. Smith. Ms. Horbach served as a member of the Nominating & Corporate Governance Committee until July 2017 when Mr. Smith joined the Board and was appointed to the committee. The Board has determined that each member of the Nominating & Corporate Governance Committee is an independent director as defined under NASDAQ rules. Our Board of Directors has adopted a written charter under which the Nominating & Corporate Governance Committee operates. A copy of the charter is available on our website.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Dunkin’ Brands. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Dunkin’ Brands. The Board believes that evaluating the executive team’s management of the various risks confronting Dunkin’ Brands is one of its most important areas of oversight.

In accordance with this responsibility, the Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, cybersecurity, major litigation and other matters that may present material risks to the Company’s operations, plans, prospects or the Company’s or either of our brands’ reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance, compliance with orders and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Compensation of Directors

Non-Employee Director Compensation Program

We designed our non-employee director compensation program with input from the Compensation Committee’s independent compensation consultant, Pearl Meyer, to provide compensation levels at the median of our peer group then used for compensation purposes. In 2017, Pearl Meyer updated its competitive analysis of the compensation paid to our non-employee Board members. Under our non-employee director compensation program, each member of our Board of Directors who is not an employee of the Company is eligible to receive compensation for his or her service as a director. Non-employee directors receive an annual board retainer, inclusive of Board meeting fees, of $70,000. Based on the updated competitive analysis, which showed that the compensation paid to our Board members was below the median of our peer group used for compensation setting purposes in 2017, the Compensation Committee recommended and the Board approved in May of 2017 several changes to the additional cash retainers associated with Committee service, with no change made to the annual Board retainer fee. The Board approved increased cash retainers for all Committee chairs and additional cash retainers for each member, excluding the Chair, of our three standing Board committees to be effective on May 11, 2017, which resulted in compensation paid to our Board members being at the median of our peer group. The annual cash retainer program is now structured as follows (pro-rated for years of partial service):

Board and Committee Fees	2016	2017
Audit Committee Member	N/A	$10,000
Audit Committee Chair	$15,000	$20,000
Compensation Committee Member	N/A	$7,500
Compensation Committee Chair	$12,500	$15,000
N&CG Committee Member	N/A	$5,000
N&CG Chair	$7,500	$10,000
Lead Director	$25,000	$25,000
Board Retainer	$70,000	$70,000

In addition to cash retainers, all non-employee directors receive an annual grant of restricted stock units on the date of our annual meeting of stockholders (or upon the appointment of the director if such appointment occurs not in connection with an annual meeting), the grant fair market value of which is approximately $110,000. These restricted stock units become fully vested on the first anniversary of the date of grant, subject to the director’s continued service through the vesting date. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and Committee meetings.

We maintain two non-qualified deferred compensation plans: the Dunkin’ Brands Non-Qualified Deferred Compensation Plan (the “NQDC Plan I”) and the Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan II (the “NQDC Plan II”), which we refer to collectively as the “Deferred Compensation Plan”. The NQDC Plan II replaced the NQDC Plan I effective as of January 1, 2015 with respect to deferrals made after that date. Under the Deferred Compensation Plan, a non-employee director may elect to defer all or part of the cash we would otherwise pay him or her and/or the shares of our common stock he or she would otherwise receive upon settlement of his or her restricted stock units. Amounts deferred by a non-employee director under the Deferred Compensation Plan are credited to a deferred stock unit account, which is credited with dividend equivalents upon the payment of any dividends by us to our shareholders. All amounts deferred under the Deferred Compensation

Plan are only distributable upon the termination of the non-employee director’s board service. During fiscal 2017, Messrs. Alvarez, DiNovi, Hines, Nunnelly and Sparks and Mss. Boff, Chang Britt and Horbach elected to defer cash and/or restricted stock unit awards under the Deferred Compensation Plan.

Director Compensation for 2017

The following table sets forth information concerning the compensation earned by our non-employee directors during our 2017 fiscal year. Directors who are employees of the Company do not receive any fees for their service as directors. Mr. Travis’s compensation is included with that of our other named executive officers below in “Executive Compensation.”

Name	Fees Paid or Earned in Cash (1)	Stock Awards (2)	Total
Ralph Alvarez	$109,107	$110,018	$219,125
Linda Boff (3)	$47,266	$106,439	$153,706
Irene Chang Britt	$85,536	$110,018	$195,554
Anthony DiNovi	$74,821	$110,018	$184,839
Michael Hines	$91,429	$110,018	$201,446
Sandra Horbach	$71,186	$110,018	$181,203
Mark Nunnelly	$74,821	$110,018	$184,839
Roland Smith (4)	$33,832	$88,947	$122,778
Carl Sparks	$76,429	$110,018	$186,446

(1)	Reflects annual board retainer and any committee fees earned by each non-employee director during fiscal 2017. All cash retainer payments are made quarterly in arrears. Amounts shown in this table are not reduced to reflect the director’s election, if any, to defer receipt of his or her cash retainer payments under the Deferred Compensation Plan.
(2)	Reflects the grant date fair value of restricted stock units granted to non-employee directors as determined under FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value of each award received was calculated by multiplying the number of restricted stock units granted to the director by the accounting value of each restricted stock unit in accordance with FASB ASC Topic 718. These amounts represent the value of the annual equity award we granted to our non-employee directors in accordance with our non-employee director compensation program described above, and reflect rounding up in the number of restricted stock units granted to avoid the grant of fractional units. As of December 30, 2017, each of our non-employee directors who were then serving on the Board of Directors (except for Ms. Boff and Mr. Smith) held 2,023 restricted stock unit awards that will vest on May 10, 2018, subject to continued service on the Board through the vesting date. Ms. Boff held 1,959 restricted stock unit awards that will vest on May 22, 2018 and Mr. Smith held 1,704 restricted stock units that will vest on July 19, 2018, in each case, subject to continued service on the Board through the applicable vesting date. None of our non-employee directors held any other stock awards or held any stock options as of December 30, 2017.
(3)	Ms. Boff joined our Board on May 22, 2017.
(4)	Mr. Smith joined our Board on July 19, 2017.

Director Ownership Guidelines

Under our director ownership guidelines, each non-employee director is expected to own shares of our common stock in an amount equal to five times the director’s annual cash retainer. Each director is expected to reach this ownership level within five years of first becoming a director or first being designated as an independent director. “Ownership” for this purpose includes shares owned directly as well as share equivalents, including shares credited to a non-employee director’s stock unit account under the Deferred Compensation Plan. As of the end of our fiscal year, each of our non-employee directors who joined the Board prior to 2017 had met the director ownership guidelines. We expect that Ms. Boff and Mr. Smith, who joined the Board in May and July 2017, respectively, will meet the director ownership guideline within the required timeframe.

PROPOSAL 1

ELECTION OF DIRECTORS

Dunkin’ Brands has a classified Board of Directors currently consisting of four Directors with terms expiring in 2018 (Class I), three Directors with terms expiring in 2019 (Class II) and three Directors with terms expiring in 2020 (Class III). On March 30, 2018, Ms. Horbach informed the Company that she does not intend to stand for re-election when her term expires at the 2018 Annual Meeting of Shareholders. The Board intends to reduce the number of Directors on the Board to nine, effective as of the end of Ms. Horbach’s current term.

At each Annual Meeting of Shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. This year, three Class III Director nominees will stand for election to a three-year term expiring at the 2021 Annual Meeting. The persons named in the enclosed proxy will vote to elect Mark Nunnelly, Carl Sparks and Roland Smith as Directors unless the proxy is marked otherwise. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a Director.

We seek nominees with established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as marketing and brand management; retail; consumer targeting; supply chain management; accounting, finance and capital structure; strategic planning and leadership of complex organizations; technology and social and digital media; international operations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends.

In addition, each of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that each of our nominees possess the professional and personal qualifications necessary for Board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2021 (Class I Directors)

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2021 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Mr. Nunnelly and Mr. Sparks were previously elected to the board by shareholders. Mr. Smith was appointed by the Board of Directors in July 2017.

Your Board of Directors recommends that you vote FOR the election of each of the nominees as director.

Mark Nunnelly, 59

Director since 2006

Mr. Nunnelly currently serves as Secretary of Technology Services and Security for The Commonwealth of Massachusetts, and previously served as Commissioner of the Department of Revenue for The Commonwealth of Massachusetts. Prior to that, Mr. Nunnelly was a Managing Director at Bain Capital Partners, LLC until 2014. Prior to joining Bain Capital in 1989, Mr. Nunnelly was a Partner at Bain & Company, with experience in the domestic, Asian and European strategy practices. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. Mr. Nunnelly serves on the board of directors of Genpact, Inc., as well as several not-for-profit corporations, and formerly served on numerous public and private boards, including Domino’s Pizza, Inc., Bloomin’ Brands, Inc. and Warner Music Group Corp. Mr. Nunnelly brings significant experience in product and brand management, as well as service on the boards of other public companies, including companies in the quick service restaurant business, to the Board.

Carl Sparks, 50

Director since 2013

Mr. Sparks previously served as Chief Executive Officer of Academic Partnerships, one of the leading companies in helping public universities migrate to online student recruitment and course delivery. Prior to that role, Mr. Sparks served as the Chief Executive Officer of Travelocity Global, one of the leading companies in online travel, and a division of Sabre Inc., from April 2011 through April 2014. Prior to joining Travelocity, he served as President of Gilt Groupe, an invitation-only online retailer of luxury products and experiences. Mr. Sparks joined Gilt as Chief Marketing Officer in October 2009 and was promoted to President in March 2010, serving in that role until April 2011, when he joined Travelocity. Mr. Sparks also served for five years at Expedia Inc., an online travel company, from June 2004 until October 2009, in a variety of leadership roles, including Senior Vice President, Marketing and Retail Operations at Hotels.com from June 2004 to May 2006, Chief Marketing Officer at Expedia.com from June 2006 to December 2007, and General Manager at Hotels.com USA, Latin America & Canada from January 2008 to October 2009. Mr. Sparks is currently a nominee to serve as a director of Avis Budget Group, Inc., and previously served as a director of Vonage Holdings Corp. Mr. Sparks brings expertise in digital marketing, brand management, as well as executive experience, to the Board.

Roland Smith, 63

Director since 2017

Mr. Smith previously served as Chairman and Chief Executive Officer of Office Depot, Inc., a leading global provider of products, services, and solutions for every workplace, from November 2013 until February 2017. Prior to joining Office Depot, Mr. Smith served as the President and Chief Executive Officer of Delhaize America, LLC, the U.S. division of Delhaize Group, and Executive Vice President of Delhaize Group, an international food retailer, from October 2012 to September 2013. Mr. Smith was a Special Advisor to The Wendy’s Company, a restaurant owner, operator and franchisor, from September 2011 to December 2011, served as President and Chief Executive Officer from July 2011 to September 2011. Mr. Smith served as President and Chief Executive Officer of Wendy’s/Arby’s

Group, Inc. and Chief Executive Officer of Wendy’s International, Inc. from September 2008 to July 2011. Mr. Smith also served as Chief Executive Officer of Triarc Companies, Inc. from June 2007 to July 2011, and the Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant owner, operator and franchisor, from April 2006 to September 2008. Mr. Smith currently serves as Chairman of the Board of 24 Hour Fitness USA, Inc., and previously served as Director and Chairman of the Board of Office Depot, Director and Chairman of the Board of Carmike Cinemas, Inc., Director of The Wendy’s Company, and Director of Wendy’s/Arby’s Group, Inc. Mr. Smith brings extensive chief executive experience, including within the QSR industry, to the Board and has served previously on multiple public company boards.

Directors with Terms Expiring in 2018 Who Will Not Stand for Re-Election (Class I Director)

Sandra Horbach, 57

Director since 2006

Ms. Horbach is a Managing Director of The Carlyle Group, where she serves as Co-Head of the US Buyout Group. Ms. Horbach currently serves as a director of Acosta Sales & Marketing and Novolex as well as a number of not-for-profit organizations. Prior to joining Carlyle, Ms. Horbach was a General Partner at Forstmann Little, a private investment firm, and an Associate at Morgan Stanley. She has also served on the boards of Beats, Citadel Broadcasting Corporation, Community Health Systems, CVS, Gulfstream Aerospace, Nature’s Bounty, Inc., philosophy, Vogue and The Yankee Candle Company, Inc. Ms. Horbach has extensive experience in the retail and consumer industries, and experience on other public and private boards.

Directors with Terms Expiring in 2019 (Class II Directors)

Raul Alvarez, 62

Director since 2012

Mr. Alvarez is an Operating Partner at Advent International Corporation, and previously served as Chairman of the Board at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez is a director at Lowe’s Companies, Inc., Eli Lilly and Company and Realogy Holdings Corp. (Mr. Alvarez will not stand for re-election at Realogy in 2018) and served as a director of McDonald’s Corporation and KeyCorp until 2009. Mr. Alvarez served as President and Chief Operating Officer of McDonald’s Corporation from August 2006 until December 2009. Previously, he served as President of McDonald’s North America from January 2005 to August 2006 and as President of McDonald’s USA from July 2004 to January 2005. Mr. Alvarez brings significant experience in the quick service restaurant industry as well as executive leadership experience to the Board.

Anthony DiNovi, 55

Director since 2006

Mr. DiNovi is Co-President of Thomas H. Lee Partners, L.P. Mr. DiNovi joined THL in 1988. Within the past five years, Mr. DiNovi has served as a director of West Corporation. Mr. DiNovi was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Nigel Travis, 68

Director since 2009

Mr. Travis has served as Chief Executive Officer of Dunkin’ Brands since January 2009 and assumed the additional role of Chairman of the Board in May 2013. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer, and on the board of directors of Papa John’s International, Inc., a publicly-traded international pizza chain. Prior to Papa John’s, Mr. Travis was with Blockbuster, Inc. from 1994 to 2004, where he served in increasing roles of responsibility, including President and Chief Operating Officer. Mr. Travis previously held numerous senior positions at Burger King Corporation. Mr. Travis currently serves as a director of Office Depot, Inc. and formerly served on the board of Lorillard, Inc. As our Chief Executive Officer, Mr. Travis brings to the board a deep understanding of the Company, as well as domestic and international experience with franchised businesses in the quick service restaurant and retail industries.

Directors with Terms Expiring in 2020 (Class III Directors)

Linda Boff, 56

Director since 2017

Ms. Boff serves as Chief Marketing Officer & Vice President, Learning & Culture for General Electric Company (“GE”), leading all global marketing, brand, content, digital, sponsorship, and customer experience for the company, as well as GE’s learning & development work. Previously, Ms. Boff was GE’s executive director of global brand marketing. She also served as Chief Marketing Officer of iVillage Properties, part of NBC Universal. Ms. Boff joined GE in early 2004 as leader of employee marketing after 18 years of experience in marketing, advertising and communications, including senior roles at Citigroup, the American Museum of Natural History and Porter Novelli. Ms. Boff brings significant marketing and technology expertise to the Board.

Michael Hines, 62

Director since 2011

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc. and of The TJX Companies, Inc. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Irene Chang Britt, 55

Director since 2014

Ms. Chang Britt served as President, Pepperidge Farm, a subsidiary of Campbell Soup Company, from August 2012 to February 2015 and also held the position of Senior Vice President, Global Baking and Snacking for Campbell from May 2012 to February 2015. Ms. Chang Britt joined Campbell in 2005 and held a series of leadership positions with Campbell, including Senior Vice President and Chief Strategy Officer and President, North America Foodservice. Ms. Chang Britt currently serves on the board of directors of Tailored Brands, Inc. (public), Brighthouse Financial Inc. (public), and Baybridge

Seniors Housing (private), and formerly served on the board of Sunoco, Inc. and TerraVia Holdings Inc. Ms. Chang Britt brings to the Board a deep knowledge of the consumer packaged goods category, and extensive executive experience.

CORPORATE GOVERNANCE

Board Independence. The Board evaluates any relationships of each director and nominee with Dunkin’ Brands and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of NASDAQ. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and Dunkin’ Brands. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a result of this review, our Board unanimously determined that each current member of our Board of Directors, with the exception of Mr. Travis, our Chief Executive Officer, is independent under the governance and listing standards of NASDAQ.

Board Expertise and Diversity. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and one member of our Audit Committee is an audit committee financial expert.

Board Annual Performance Reviews. Our Corporate Governance Guidelines provide that the Board shall be responsible for periodically, and at least annually, conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating & Corporate Governance Committee and the Compensation Committee provide that each such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings.

Board Nominees. Under its charter, our Nominating & Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of shareholders. The Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of the Company’s industry and business environment, time commitment and acumen. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

The Nominating & Corporate Governance Committee considers properly submitted recommendations for candidates to the Board of Directors from shareholders. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day nor earlier than the 90th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Any shareholder recommendations for consideration by the Nominating & Corporate Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Dunkin’ Brands within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication of willingness to provide such other information as the Nominating & Corporate Governance Committee may reasonably request. Recommendations should be sent to Rich Emmett, Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021. The Nominating & Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Nominating & Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. Jon Luther, our former non-executive Chairman, retired from the Board of Directors in May 2013. At that time, the Board appointed Nigel Travis, our Chief Executive Officer, to the additional role of Chairman of the Board and named Raul Alvarez as Lead Independent Director. Mr. Travis has been our Chief Executive Officer since 2009 and has significant prior experience with franchised businesses in the quick service restaurant and retail industries. Given Mr. Travis’ extensive experience and deep knowledge of our company and our industry, the Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for Dunkin’ Brands. As Chief Executive Officer, Mr. Travis is intimately involved in the day-to-day operations of our company and is best positioned to lead the Board in setting the strategic focus and direction for our company. As Lead Independent Director, Mr. Alvarez has the power to provide formal input into Board meeting agendas, to call meetings of the independent directors, and to preside at meetings of independent directors, as well as playing a key role in management and succession planning. The Board believes that the combination of the Chairman and Chief Executive Officer roles as part of a governance structure that includes a lead independent director, as well as the exercise of key Board oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interest of our shareholders.

Majority Voting Guidelines. Our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating & Governance Committee shall make a recommendation to the Board and the Board shall determine whether or not to accept such resignation within a period of 90 days following the shareholder vote, and will promptly publicly disclose its decision to accept or reject the resignation and, if rejected, the reasons for doing so.

Policies Relating to Directors. It is our policy that when a director’s principal occupation or business association changes during his or her tenure as a director, that director shall tender his or her resignation from the Board to the Chairman of the Board, with a copy to the Secretary, and the Board shall determine whether or not to accept such resignation. We also require directors to notify the Secretary of the Board prior to participating on another board of directors where the potential for conflict exists. In addition, it is our policy that no director shall be nominated who has attained the age of 73 prior to or on the date of his or her election or re-election. We expect each of our directors to attend the annual meeting of shareholders, and in 2017, each of our directors did attend.

Code of Business Ethics and Conduct. We have adopted a written Code of Business Ethics and Conduct (the “Code of Conduct”) that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. The Code of Conduct covers professional conduct, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the Code of Conduct is posted on our website, which is located at http://investor.dunkinbrands.com. We intend to disclose any future amendments to, or waivers from, the Code of Conduct for Dunkin’ Brands executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”).

Sustainability & Corporate Social Responsibility. At Dunkin’ Brands, we believe that being a socially responsible company is good business. We continue to make important progress towards our corporate social responsibility (CSR) goals, including:

•	Sustainable Packaging: In 2018, Dunkin’ Brands announced plans to eliminate all polystyrene foam cups in its global supply chain beginning in spring 2018, with a targeted completion date of mid-2020. Our elimination of foam is expected to eliminate approximately 1 billion foam cups annually from the waste stream. Since 2005, we have made a number of improvements to our packaging, including sourcing a four-cup carrier made of recycled newsprint, transitioning to bagel bags and napkins made with 100% recycled paper, adding recycled material to our espresso sleeves and cup carriers, and transitioning the lids for our cold beverage cups from PET to recyclable #5 polypropylene, a change that is expected to take approximately 500,000 pounds of material out of the waste stream per year once completed in summer 2018. By the end of 2018, 80% of our consumer-facing fiber-based packaging will be sourced to the Sustainable Forestry Initiative (SFI) standard.

•	Sustainable Building: In 2014, Dunkin’ Donuts launched DD Green™ Achievement, a program designed to help franchisees build sustainable, energy-efficient restaurants in the U.S. There are now approximately 186 DD Green Achievement restaurants around the country. Dunkin’ Brands has set a target to open 500 DD Green Achievement restaurants in the U.S. by the end of 2020. Additionally, the new next generation concept store now being introduced into the system is approximately 25% more energy-efficient than the previous restaurant model.

•

Sustainable Coffee: In 2017, Dunkin’ Donuts expanded its current work with the Rainforest Alliance to have all espresso beverages served at Dunkin’ Donuts U.S. restaurants and in approximately 16 international markets made with 100% Rainforest

Alliance Certified™ beans. By the end of 2018, Dunkin’ Donuts Dark Roast Coffee is also expected to be made with 100% Rainforest Alliance Certified™ beans. In European markets, Dunkin’ Donuts restaurants also serve Fair Trade certified espresso.

•	Sustainable Sourcing: As a member of the Roundtable on Sustainable Palm Oil (RSPO), Dunkin’ Brands continues to participate in multi-stakeholder efforts to advance sustainable palm oil sourcing and reissued its global Sustainable Palm Oil Guidelines in December 2017. In the U.S., Dunkin’ Brands has also committed to sourcing 100% of the eggs for its menu from cage-free sources by 2025 and 100% gestation crate-free pork by 2022. By the end of 2018, any chicken menu offerings in U.S. Dunkin’ Donuts restaurants are expected to have been raised antibiotic-free.

•	Cleaner Labels: As part of the brand’s ongoing efforts to offer cleaner menu labels, Dunkin’ Donuts U.S. introduced donuts without artificial dyes in January. The brand is committed to eliminating artificial dyes from its national food and beverage menu in the U.S. by the end of 2018.

•	Menu Labeling: Dunkin’ Brands partnered with industry peers and consumer advocates in supporting a menu labeling mandate in the U.S. that provides guests with clear and consistent nutritional information when ordering.

•	Joy In Childhood Foundation: The Joy in Childhood Foundation, whose mission is to provide joy to sick and hungry children, is a collaborative effort between Dunkin’ Brands and Dunkin’ Donuts and Baskin-Robbins franchisees. Since 2006, the Foundation has granted $16 million to help improve the lives of children and families in the communities where we operate.

Dunkin’ Brands CSR reports, available on our website at www.dunkinbrands.com/responsibility, provide an overview of our CSR goals and progress since 2010. Our most recent CSR report was published in Spring 2017 and is available on our website.

Shareholder Engagement. We have a strong shareholder engagement program and value shareholder input. We have regular, transparent communication with our shareholders throughout the year to ensure we are addressing their questions and concerns. We engage with shareholders through our quarterly earnings calls, investment community conferences, road shows and other communications channels. In 2017, our management team met with representatives at many of our top institutional shareholders representing an aggregate of approximately 50% of our outstanding shares.

Communications with Directors. Shareholders and other interested parties may communicate directly with the Board or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, Massachusetts 02021. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information. The current versions of our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Code of Business Ethics and Conduct, and charters for our Audit, Compensation and Nominating & Corporate Governance Committee are available on our website at http://investor.dunkinbrands.com.

Transactions with Related Persons

Under the Code of Business Ethics and Conduct, the Board is responsible for reviewing and approving or ratifying any transaction in which Dunkin’ Brands and any of our directors, director nominees, executive officers, 5% or greater shareholders or their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Board considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for Dunkin’ Brands entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Board may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Board.

Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 22, 2018 by (i) such persons known to us to be beneficial owners of more than 5% of our common stock, (ii) each director, director nominee and named executive officer, and (iii) all directors and executive officers as a group. Unless otherwise noted, the address for each individual is c/o Dunkin’ Brands Group, Inc. 130 Royall Street, Canton, MA 02021.

Name	Number of Shares (1)	Percentage
Beneficial holders of 5% or more of our outstanding coming stock:
T. Rowe Price Associates (2)	10,754,846	13.0%
Janus Henderson Group PLC (3)	7,364,500	8.9%
The Vanguard Group (4)	7,346,711	8.9%
BlackRock, Inc. (5)	7,322,621	8.9%
FMR, LLC (6)	5,356,595	6.5%

Directors and executive officers:
Nigel Travis	1,576,514	1.9%
Kate Jaspon	74,187	*
David Hoffmann	49,275	*
William Mitchell (7)	248,790	*
Richard Emmett	249,244	*
Paul Carbone (7)	128	*
Raul Alvarez	13,216	*
Linda Boff	1,959	*
Irene Chang Britt	8,484	*
Anthony DiNovi	11,477	*
Sandra Horbach	11,477	*
Michael Hines	16,962	*
Mark Nunnelly	11,477	*
Roland Smith	1,704	*
Carl Sparks	10,097	*
All Directors and Executive Officers as a Group (20 persons)	2,559,170	3.0%

*	Indicates less than 1%
(1)	Reflects sole voting and investment power except as indicated in footnotes below. Includes shares of common stock which the following persons had the right to acquire on March 22, 2018 or within sixty (60) days thereafter through the exercise of stock options: Mr. Travis (1,301,133), Ms. Jaspon (71,772), Mr. Hoffmann (35,934), Mr. Mitchell (248,790), Mr. Emmett (236,725) and all directors and executive officers as a group (2,142,882). Includes shares of restricted common stock or restricted stock units subject to vesting conditions: Mr. Travis (150,000), Mr. Alvarez (2,023), Ms. Boff (1,959), Ms. Chang Britt (2,023), Mr. DiNovi (2,023), Ms. Horbach (2,023), Mr. Hines (2,023), Mr. Nunnelly (2,023), Mr. Smith (1,704), Mr. Sparks (2,023), and all directors and executive officers as a group (167,824).
(2)	The information regarding T. Rowe Price Associates (“T. Rowe”) is based solely on information included in Amendment No. 1 to its Schedule 13G filed by T. Rowe with the SEC on February 14, 2018, which reflects sole voting power as to 2,780,788 shares and sole dispositive power as to 10,754,846 shares. T. Rowe reports its address as 100 E. Pratt Street, Baltimore, Maryland 21202.
(3)	The information regarding Janus Henderson Group PLC (“Janus”) is based solely on information included in Amendment No. 1 to its Schedule 13G filed by Janus with the SEC on February 12, 2018, which reflects shared voting and dispositive power as to 7,364,500,600 shares. Janus reported its address as 201 Bishopsgate EC2M 3AE, United Kingdom.
(4)

The information regarding The Vanguard Group (“Vanguard”) is based solely on information included in Amendment No. 4 to its Schedule 13G filed by Vanguard with the SEC on February 9, 2018, which reflects sole voting power as to

50,427 shares, shared voting power as to 11,099 shares, sole dispositive power as to 7,292,040 shares, and shared dispositive power as to 54,671 shares. Vanguard reported its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	The information regarding BlackRock, Inc. (“BlackRock”) is based solely on information included in Amendment No. 2 to its Schedule 13G filed by BlackRock with the SEC on January 29, 2018, which reflects sole voting power as to 6,998,345 shares and sole dispositive power as to 7,322,621 shares. BlackRock reported its address as 55 East 52nd Street, New York, New York 10055.
(6)	The information regarding FMR LLC is based solely on information included in Amendment No. 10 to its Schedule 13G filed by FMR LLC and Abigail P. Johnson with the SEC on February 13, 2018, which reflects sole voting power as to 1,142,90 shares and sole dispositive power as to 5,356,595 shares by FMR LLC and sole dispositive power as to 5,356,595 shares by Abigail P. Johnson. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. FMR LLC and Abigail P. Johnson reported their address as 245 Summer Street, Boston, Massachusetts 02210.
(7)	Mr. Carbone and Mr. Mitchell resigned from the Company effective as of April 21, 2017 and March 16, 2018, respectively. At the time of each such resignation, all outstanding equity awards that had not yet vested were forfeited in accordance with the terms of the award.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any greater than 10% beneficial owners to file reports of holdings and transactions in our common stock with the SEC. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed during fiscal year 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies used to determine, and our decisions made with respect to, the compensation of our executive officers who are named in the “Summary Compensation Table” as well as the most important factors relevant to an analysis of those policies and decisions. Our “named executive officers” for fiscal 2017 are:

•	Nigel Travis, Chairman and Chief Executive Officer

•	Katherine Jaspon, Chief Financial Officer(1)

•	David Hoffmann, President, Dunkin’ Donuts U.S. and Canada

•	William Mitchell, President, International(2)

•	Richard Emmett, Senior Vice President and Chief Legal and Human Resources Officer

•	Paul Carbone, Former Chief Financial Officer(3)

(1)	Ms. Jaspon was promoted to the position of Chief Financial Officer on June 5, 2017. Prior to such promotion, Ms. Jaspon served as the Company’s interim Chief Financial Officer from April 7, 2017 through June 4, 2017.
(2)	Bill Mitchell resigned as an employee of the Company as of March 16, 2018.
(3)	Mr. Carbone resigned as Chief Financial Officer of the Company as of April 21, 2017.

Overview of compensation and fiscal 2017 performance

Our compensation strategy focuses on providing a total compensation package that will attract and retain high-caliber executive officers and employees, incentivize them to achieve company and individual performance goals, and align management, employee and shareholder interests over both the short-term and long-term. Our approach to executive compensation reflects our focus on long-term value creation. We believe that by placing a significant equity opportunity in the hands of executives who are capable of driving and sustaining growth, our shareholders will benefit along with the executives who helped create this value.

Compensation philosophy

Our compensation philosophy centers upon:

•	attracting and retaining industry-leading talent by targeting compensation levels that are competitive when measured against other companies within our industry;

•	linking compensation actually paid to the achievement of our financial, operating and strategic goals;

•	rewarding individual performance and contribution to our success; and

•	aligning the interests of our executive officers with those of our shareholders by delivering a significant portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

Each of the key elements of our executive compensation program is discussed in more detail below. The elements of our executive compensation program are intended to be complementary and to collectively serve the compensation objectives described above. We have not adopted any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation, or among different forms of cash and non-cash compensation. The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of these executives.

At our 2017 annual meeting of shareholders, approximately 99% of the votes cast on our “say on pay” proposal were in favor of the compensation of our executive officers. The Compensation Committee considered this to be positive support for our compensation practices and continued to make its compensation-related decisions consistent with the Company’s stated executive compensation philosophy.

Our compensation and governance practices

Described below are some of the practices that we consider good governance features of our executive compensation program.

Risk Mitigation - Our executive compensation program includes a number of controls that mitigate risk, including executive stock ownership and holding requirements and our ability to recover compensation paid to executives in certain circumstances, each as described below.

Robust Shareholder Engagement - We have regular, transparent communication with our shareholders throughout the year to ensure we are addressing their questions and concerns. We engage with shareholders through our quarterly earnings calls, investment community conferences, road shows and other communications channels. In 2017, our management team met with representatives at many of our top institutional shareholders representing an aggregate of approximately 50% of our outstanding shares.

Compensation Clawback - Under our Incentive Compensation Recoupment policy, we can recover cash- or equity-based compensation paid to executives in various circumstances, including where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent restatement (see “Clawbacks; Risk Assessment” below).

Performance-Based Long-Term Incentive Compensation - In 2017, the equity awards granted to our Chairman and Chief Executive Officer and other named executive officers were comprised of a mix of time-vesting non-qualified stock options that fully vest after four years and performance stock units that vest after three years based on the achievement of pre-determined performance targets.

No Hedging or Pledging - We prohibit our executives and directors from pledging, hedging, or engaging in any derivatives trading with respect to shares of our common stock.

No Automatic Single-Trigger Change-in-Control Vesting - All equity awards have double-trigger change-in-control vesting provisions.

No “Gross-Ups” - We do not provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers, other than in the case of certain relocation expenses, consistent with our relocation policy for all U.S.-based employees, and the special tax gross-up for living expenses for Mr. Hoffmann that he negotiated for in connection with his hiring (which was only in effect in 2016 and 2017).

Stock Ownership Requirements - We require our executive officers to meet stock ownership requirements, and we require Mr. Travis to retain 100% of the after-tax proceeds from stock option gains and performance or restricted stock awards upon their vesting, and other named executive officers to retain 50% of the after-tax proceeds from stock option gains and the settlement of performance or restricted stock awards upon their vesting until they meet their required ownership levels (see “Stock Ownership Guidelines” below). In addition, shares of common stock delivered in settlement of performance stock units generally may not be sold or transferred for one year following the date the units vest, other than to satisfy tax withholding obligations. We also have stock ownership requirements for our directors, as discussed under “Compensation of Directors”.

No Repricing - Our equity incentive plan prohibits the repricing or exchange of stock options and stock appreciation rights without shareholder approval.

Independent Compensation Consultant - The Compensation Committee has engaged an independent compensation consultant, Pearl Meyer, that has no other ties to the Company or its management and that meets the independence standards of NASDAQ (see “Competitive market data and the use of compensation consultants” below).

No “Golden Parachutes” - Any potential payments to executives upon a termination of employment are relatively modest.

Perquisites - We provide our executives with a very limited range of executive perquisites and the aggregate value of all ongoing regular perquisites represents less than one-half of one percent of aggregate total compensation for our named executive officers.

Highlights of 2017 Business Performance

We believe that our named executive officers were instrumental in helping us deliver our revenue, operating income and earnings per share targets in 2017, while also making significant progress positioning Dunkin’ Donuts as America’s most-loved beverage-led, on-the-go brand. Financial and operational highlights of our fiscal 2017 performance include the following:(1)

•	Increased revenue: Increased revenue to $860.5 million, a 3.8% increase from fiscal 2016 or 4.9% on a 52-week basis.

•	Expanded global presence: Added 440 net new restaurants worldwide, including 313 net new Dunkin’ Donuts in the U.S., bringing Dunkin’ Brands to 20,520 total points of distribution as of year-end 2017.

•	Continued success in consumer packaged goods business: Dunkin’ Donuts retail branded products, including Dunkin’ K-Cup® pods, retail packaged coffee and creamers, each grew faster than their respective categories, indicating an increased share of the market for each product. The addition of our Ready-To-Drink (RTD) bottled iced coffee beverages also exceeded launch expectations in 2017, attaining $150 million in retail sales in 2017.

•	Leveraged technology to drive results: Grew the DD Perks Loyalty Program by 2 million members, bringing the total membership to approximately 8 million members. The On-the-Go ordering platform, which was launched in 2016, is also proving to be popular and has a retrial rate of 80%.

•	Grew worldwide sales: Grew global systemwide sales by 2.8% over fiscal 2016 or 4.2% on a 52-week basis.

•	Drove positive comparable store sales in Dunkin’ Donuts U.S.; Baskin-Robbins U.S. comparable store sales flat: Increased Dunkin’ Donuts U.S. comparable store sales by 0.6%; Baskin-Robbins U.S. comparable store sales were flat.

•	Increased earnings per share and adjusted earnings per share[2]: Increased diluted earnings per share by 80.1% to $3.80, or 82.7% on a 52-week basis, over fiscal 2016. Increased diluted adjusted earnings per share by 7.5% to $2.43, or 9.0% on a 52-week basis, over fiscal 2016.

•	Debt Refinancing. Completed a successful refinancing of our existing debt through a securitization structure at attractive fixed rates.

•	Continued Commitment to Sustainability. Dunkin’ Brands believes being a good corporate citizen is good business. We set corporate social responsibility (CSR) goals to make continuous progress in the areas of sustainable sourcing, packaging, energy efficiency, waste reduction, nutrition, Diversity & Inclusion and other issues and made important progress toward those goals in 2017. Highlights of our CSR progress in 2017 include:

•	As part of our menu improvement journey, we announced our goal to remove artificial dyes from the Dunkin’ Donuts and Baskin-Robbins[3] U.S. menus by the end of 2018.

•	We expanded our current work with the Rainforest Alliance to have all espresso beverages served at Dunkin’ Donuts U.S. restaurants and in approximately 16 international markets made with 100% Rainforest Alliance Certified™ beans by the end of 2018.

•	As a member of the Roundtable on Sustainable Palm Oil (RSPO), we continue to participate in multi-stakeholder efforts to advance sustainable palm oil sourcing and reissued our global Sustainable Palm Oil Guidelines in December 2017.

•	We continue to focus on energy reduction efforts at our corporate facilities and in our restaurants. At the end of 2017, we had more than 185 DD Green Achievement™ sustainable restaurants across the country and continue to make progress against our goal to reduce energy use in our corporate facilities by 28% by 2020 and 30% by 2025.

•	In early 2018, we announced plans to eliminate all polystyrene foam cups in our global supply chain beginning in spring 2018, with a targeted completion date of mid-2020. Our elimination of foam is expected to eliminate approximately 1 billion foam cups annually from the waste stream.

•	In addition, as part of our commitment to our local communities in which our brands operate, the Joy in Childhood Foundation has granted $16 million since 2006 to help improve the lives of children and families in our neighborhoods.

While driving successful 2017 results, our named executive officers also kept a focus on the long term. Management created and began executing against a multi-year “Blueprint for Growth”, which is designed to transform Dunkin’ Donuts U.S. into the most-loved beverage-led, on-the-go brand. The plan is focused on (i) menu innovation, (ii) unparalleled convenience driven by digital leadership, (iii) broad accessibility through restaurant development and new channels for our branded packaged goods, (iv) restaurant excellence, and (v) brand evolution. This plan is designed for the long-term, to drive comparable store sales, traffic and franchisee profitability for Dunkin’ Donuts U.S. and to protect and grow the long-term health and relevancy of the brand.

(1)	The fiscal year ended December 30, 2017 included 52 weeks, as compared to 53 weeks for the fiscal year ended December 31, 2016. The impact of the extra week in the fiscal year ended December 31, 2016 reflects our estimate of the additional week in fiscal 2016 on certain revenues and expenses.
(2)	Diluted earnings per share increase in fiscal 2017 includes a net tax benefit of approximately $143 million related to the enactment of the Tax Cuts and Jobs Act. Adjusted earnings per share is a non-GAAP measure calculated using adjusted net income, reflecting net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments. Adjusted net income for fiscal 2017 also excludes the net tax benefit due to the enactment of the Tax Cuts and Jobs Act. Please refer to pages 29-36 of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2018.
(3)	Exceptions on both brands’ menus include select supplier-branded ingredients produced by other companies and used as toppings, ice cream inclusions or decorative elements. Additionally, Baskin-Robbins will take a longer period of time to find replacements for the decorative elements on its ice cream cakes.

Fiscal 2017 compensation

Compensation of our Chairman and Chief Executive Officer

Consistent with our executive compensation principles described above, after considering his performance and assessing market competitiveness, the Compensation Committee, with advice from its independent consultant, set Mr. Travis’s salary and short- and long-term incentive compensation for fiscal 2017 as follows:

•	Mr. Travis’ annual base salary remained at $1.0 million;

•	Mr. Travis’ target bonus opportunity under our annual management incentive plan (the “Annual Plan”) was increased to 125% of base salary; his actual 2017 award under the Annual Plan (paid in March 2018) was $994,688 (or 79.6% of target);

•	His 2017 annual long-term incentive awards had a grant date fair value of $3.342 million, 70% of which took the form of time-based stock options and 30% of which took the form of performance stock units (“PSUs”), which vest based on the achievement of quantifiable performance criteria and continued service.

•	In 2017, over 81% of Mr. Travis’s total compensation was tied to Company performance, with approximately 63% of the total attributable to long-term incentives as shown:

Compensation of our other Named Executive Officers

Promotion of Ms. Jaspon

Effective June 5, 2017, the Company promoted Katherine Jaspon to the position of Chief Financial Officer.

In connection with this promotion, Mr. Travis recommended and the Compensation Committee approved, with advice from its independent compensation consultant based on peer group benchmarking data, Ms. Jaspon’s base salary and short- and long-term incentive compensation under her employment offer letter as follows:

•	Annual base salary of $400,000;

•	Target bonus opportunity under the Annual Plan of 60% of base salary earnings;

•	A supplemental long-term incentive award with a grant date fair value of $455,000 to be delivered in the form of non-qualified stock options and PSUs (with 70% of the grant date fair value of the award in the form of stock options and 30% in the form of PSUs). When taken together with the annual award delivered in February 2017, the total grant date fair value of long-term incentive awards delivered to Ms. Jaspon in 2017 was approximately $600,000.

Other Named Executive Officers

The compensation for our other three named executive officers who were employed at the end of fiscal 2017 was determined by the Compensation Committee based upon the recommendations of Mr. Travis and the other factors described below. Mr. Travis’ recommendations were based on his evaluation of each individual’s performance during the year. When making its determinations, the Compensation Committee also considered compensation data from the peer group provided by the Compensation Committee’s independent consultant, internal pay relationships based on relative duties and responsibilities, the individual’s future advancement potential, and his impact on Dunkin’ Brands’ results. The Compensation Committee also considered the need to retain certain executives in light of the competitive hiring market.

In 2017, approximately 73% of the average total compensation paid to our other named executive officers who were employed at the end of fiscal 2017 was tied to Company performance, with 55% of the total attributable to long-term equity incentives as shown below.

Note: in order to more accurately represent the annual compensation of our named executive officers, the graphic above excludes the compensation of Mr. Carbone, who resigned as of April 21, 2017, and certain cash compensation paid to Mr. Hoffmann in connection with his and his family’s relocation from Asia, which we consider to be specific to Mr. Hoffmann’s hiring. All of the compensation earned by Messrs. Carbone and Hoffmann as employees of Dunkin’ Brands in fiscal year 2017 is included in the Summary Compensation Table.

Elements of named executive officer compensation

Base salary

We pay our named executive officers a base salary to provide them with a fixed, base level of compensation. The base salaries of our named executive officers are reviewed periodically by our Chief Executive Officer (except with respect to his own base salary) and are approved by the Compensation Committee. They are intended to be competitive in light of the level and scope of the executive’s position and responsibilities. Decisions regarding base salary increases may take into account the named executive officer’s current cash compensation, equity awards, and the amounts paid to individuals in comparable positions as determined through an analysis of our peer group and/or published data from independent third-party compensation survey providers. No formulaic base salary increases are provided to our named executive officers, in line with our strategy of offering total compensation that is cost-effective, competitive and primarily based on the achievement of performance objectives.

In 2017, the Compensation Committee determined to maintain base salary levels for Messrs. Travis and Hoffmann. The increases in Messrs. Carbone, Mitchell and Emmett’s base salary were based on peer group analysis performed by the Compensation Committee’s independent consultant that showed that the base salary for each was below the median for members of our peer group. The increase in base salary for Ms. Jaspon was based on her promotion to Chief Financial Officer, as described above.

The table below shows the salaries for our named executive officers as determined by the Compensation Committee:

Name	2016 Annual Base Salary	2017 Annual Base Salary	% Increase	Notes
Nigel Travis	$1,000,000	$1,000,000	0.0%
Katherine Jaspon	$283,700	$400,000	41.0%	Ms. Jaspon was promoted to Chief Financial Officer on June 5, 2017.
David Hoffmann	$700,000	$700,000	0.0%	Mr. Hoffmann commenced employment with us on October 3, 2016.
William Mitchell	$500,000	$515,000	3.0%
Richard Emmett	$500,000	$525,000	5.0%
Paul Carbone	$500,000	$530,000	6.0%

Short-term incentive plan

In addition to receiving base salaries, executives participate in the Annual Plan. We believe that annual incentives should be based upon actual performance against specific, measurable business objectives. Each year, the Compensation Committee reviews and establishes the performance metrics that will be used under the Annual Plan to help ensure that the program design appropriately motivates our executive officers to achieve important financial and operational goals. For 2017, in order to enhance our ability to deduct amounts paid under the Annual Plan as “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code, the Compensation Committee established a maximum pool for annual awards (the “Maximum Pool”) under the Annual Plan. The Maximum Pool was determined based on the attainment of a global adjusted operating income goal. The maximum payout opportunity for Mr. Travis was set at 0.7% of global adjusted operating income, the maximum payout opportunity for Mr. Hoffmann was set at 0.5% of global adjusted operating income and the maximum payout opportunity was set at 0.35% of global adjusted operating income for Messrs. Carbone, Mitchell and Emmett, but, in each case, not more than the maximum award amount permitted under the Annual Plan. Since Ms. Jaspon was not yet appointed as Chief Financial Officer at the time the 2017 maximum payout opportunities were approved by the Compensation Committee, no Maximum Pool was determined for her in 2017, but her award under the Annual Plan was otherwise determined in the same manner as our other named executive officers. Notwithstanding the determination of the maximum payout opportunity with respect to each named executive officer based on the Maximum Pool, the Compensation Committee determined the amounts actually earned by such named executive officers consistent with the Annual Plan design for employees generally and as further described below.

For fiscal 2017, the Compensation Committee continued to use global adjusted operating income as the performance metric that would be used to determine the actual funding levels under the Annual Plan after the Maximum Pool was established. The use of global adjusted operating income as the performance metric under the Annual Plan provides a link between the compensation payable to our executives and the value we create for our shareholders. Global adjusted operating income is also a key metric used by us and by our shareholders to evaluate our business performance. Global adjusted operating income is a non-GAAP financial measure. An explanation of how we calculate this measure is contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed with the Securities and Exchange Commission.

The Compensation Committee approved a modification in the Annual Plan funding schedule for 2017 compared to that in place for fiscal 2016. This modification raised the threshold for funding the Annual Plan from 90% to 95% of global adjusted operating income performance, reduced the maximum funding level under the Annual Plan from 225% to 200% of target award and also changed the slope of the funding under the Annual Plan (as shown below). The Committee made this change to more appropriately align the level of funding under the Annual Plan with business performance.

The Compensation Committee set the global adjusted operating income target for fiscal 2017 at a level it believed was both challenging and achievable. By establishing a target that is challenging, the Compensation Committee believes that the performance of our employees, and therefore our performance, is maximized. By setting a target that is also achievable, the Compensation Committee believes that employees will remain motivated to perform at the high level required to achieve the target. The level of potential funding under the Annual Plan for fiscal 2017 ranged from 0% to 200% of target based on our performance relative to the global adjusted operating income target,

Once our global adjusted operating income performance is determined after the close of the fiscal year, the actual funding level for bonuses that may be paid under the Annual Plan is established. This amount is then allocated to participants in the plan based on the achievement of relevant financial or operational business goals such as revenue, comparable store sales and net development (i.e., the number of new store openings minus the number of store closings). These specific goals are chosen due to their impact on our profitability. These goals are arranged into three categories: Primary, Secondary and Personal. Primary business goals are key financial or operational goals that most directly influence our financial results, namely Dunkin’ Donuts U.S. comparable store sales and net development. These goals comprise 50% of the weight of the Annual Plan. Secondary business goals, weighted at 25% of the Annual Plan payout at target, are shared among all executives in order to encourage cross-functional collaboration. Personal goals, weighted at 25% of the Annual Plan payout at target, are measurable operational or business goals that relate directly to the duties and responsibilities of the individual executive. Performance against each goal category is measured separately. This weighting allows each set of goals to be taken into account in a meaningful way, while placing more weight on the achievement of the Company performance metrics that most directly drive overall results. During the year, regular communication takes place within the Company to ensure that all executives are aware of progress against their goals.

In 2017, the Primary and Secondary business goals under the Annual Plan for Messrs. Travis, Carbone, Hoffmann and Emmett, and Ms. Jaspon were as follows.

Goal Type	Metric

Primary	Dunkin’ Donuts U.S. Comparable Store Sales (35%)
Dunkin’ Donuts U.S. Net Development (15%)

Secondary	Dunkin’ Brands, Inc. Global Total Revenue (25%)

Personal	Dunkin’ Brands, Inc. Global Adjusted Operating Income, modified by personal goal attainment level (25%)

In 2017, Mr. Mitchell’s Primary business goals under the Annual Plan were related to his International business unit responsibilities. He shared the same Secondary business goal of Dunkin’ Brands, Inc. Global Total Revenue, consistent with the other named executive officers, and also had a volume goal for Baskin-Robbins ice cream sales to the International business segment, excluding joint ventures . His goals were as follows:

Goal Type	Metric

Primary	Dunkin’ Brands International Adjusted Operating Income (35%)
Dunkin’ Brands International Net Development (15%)

Secondary	Dunkin’ Brands, Inc. Global Total Revenue (15%)
Baskin-Robbins Ice Cream Gallons (in millions) Sold to International Business Segment (10%)

Personal	Dunkin’ Brands, Inc. Global Adjusted Operating Income, modified by personal goal attainment level (25%)

Our named executive officers’ Personal goals for 2017 were as follows:

Key Personal Goals Under the Annual Plan	Named Executive Officer(s) with Primary Accountability
• Delivering financial and operational goals for the relevant business unit(s).	All

• Increasing Dunkin’ Donuts brand relevance through strong marketing and product plans	Travis & Hoffmann

• Implementing key elements of the new Dunkin’ Donuts U.S. ‘Blueprint for Growth” strategy	All

• Planning for and executing the upcoming implementation of new revenue recognition and lease accounting standards	Jaspon

• Achieving corporate and brand sustainability goals including finalizing foam cup replacement for Dunkin’ Donuts	Travis & Hoffmann

• Achieving successful outcomes relating to material litigation	Emmett

• Enhancing our overall guest experience; improving guest satisfaction scores by 2%	Hoffmann

• Achieving success with new market entry process in Netherlands, realizing higher cash-on-cash returns with coffee-forward concept	Mitchell

• Developing the next generation of leaders at Dunkin’ Brands and continuing to make Dunkin’ Brands a great place to work for all employees	All

The achievement of Personal goals under the Annual Plan is reviewed after the close of the relevant fiscal year and is taken into account by the Compensation Committee in determining annual bonuses on a discretionary basis. Personal goals are initially deemed achieved at a level determined by multiplying the adjusted global operating income-based funding level (expressed as a percentage) multiplied by 25%, with the actual amount earned in respect of the Personal goal portion of the annual bonus determined by the Compensation Committee after reviewing each named executive officer’s level of achievement against his or her goals during the fiscal year.

At the conclusion of the fiscal year, global adjusted operating income results are determined by our finance department based on our audited financial results. These results are presented to the Compensation Committee for consideration and approval. After the Maximum Pool is determined, the Compensation Committee retains the discretion to adjust (upwards or downwards) the global adjusted operating income results for purposes of determining the actual funding levels under the Annual Plan to take into account the occurrence of extraordinary events affecting global adjusted operating income performance. In addition, in setting the global adjusted operating income threshold, target and maximum goals and determining our achievement of such goals, the Compensation Committee may exclude certain revenues and expenses related to our business as it deems appropriate. In 2017, the Compensation Committee did not exclude any revenue or expenses in determining our global adjusted operating income performance for Annual Plan funding purposes.

After the Compensation Committee determines the bonus pool under the Annual Plan based on the level of achievement of global adjusted operating income, as adjusted as described above and below, our Chief Executive Officer then makes recommendations to the Compensation Committee regarding amounts payable to each named executive officer (other than himself) under the Annual Plan based on performance against his or her respective Primary, Secondary and Personal goals. The Compensation Committee makes all determinations with respect to Mr. Travis’s bonus and determines the actual amounts that are paid to the other named executive officers.

Short-term incentive awards

After considering the executive compensation analysis performed in 2016 by Pearl Meyer as described below under “Competitive market data and use of compensation consultants”, the Compensation Committee determined that an increase in the target bonus opportunity for Mr. Travis in 2017 should be implemented under the Annual Plan to remain competitive with our peers. Except for Ms. Jaspon, for whom the Compensation Committee approved a target bonus percentage increase to 60% upon her promotion, the target bonus opportunities of our other named executive officers remained unchanged in 2017. The threshold, target and maximum opportunities (as a percentage of base salary and as described more fully below) established under the Annual Plan and payable to each named executive officer if achievement relative to the 2017 global adjusted operating income target resulted in a fully funded plan and, if applicable, the named executive officer achieved each of his or her Primary, Secondary and Personal goals were:

	Annual Plan Opportunity as a % of Base Salary Earned
Named Executive Officer	Threshold%	Target%	Maximum%
Nigel Travis (1)	62.5%	125%	250%
Katherine Jaspon (2)	30.0%	60%	120%
David Hoffmann	50.0%	100%	200%
William Mitchell	37.5%	75%	150%
Richard Emmett	30.0%	60%	120%
Paul Carbone (3)	37.5%	75%	150%

(1)	As noted above, the incentive target for Mr. Travis was increased from 110% to 125% at the start of fiscal 2017.
(2)	In connection with her promotion, Ms. Jaspon’s incentive target was increased from 35% of base salary earnings to 60% of base salary earnings with effect from the date of her promotion to Interim Chief Financial Officer. Her bonus for 2017 was calculated on a pro-rata basis by applying her new incentive target to earnings after the date of her promotion.
(3)	Mr. Carbone did not receive a bonus under the Annual Plan for 2017.

Full funding (100% of target funding) for the 2017 Annual Plan was contingent on achievement of our global adjusted operating income target of $454.4 million. The funding threshold level (50% of target funding) was contingent on achievement of 95% of the global adjusted operating income target, meaning that if global adjusted operating income performance achievement fell below $431.7 million, no funding would be achieved under the Annual Plan and no payments would be made. The maximum funding level for the Annual Plan (200% of target funding) was contingent on the achievement of 107.5% of the global adjusted operating income target, or achievement of $488.5 million of global adjusted operating income.

Below is a comparison of 2016 and 2017 global adjusted operating income performance achievement levels:

Our 2017 global adjusted operating income performance was $467.1 million, or 102.8% of our adjusted operating income target. This translated to a funding level of 132.5% of target in accordance with the funding schedule set forth in the Annual Plan and as illustrated below.

With the pool determined, our Chief Executive Officer recommended to the Compensation Committee amounts to be paid to each named executive officer (other than himself) under the Annual Plan based on performance against each individual’s Primary, Secondary and Personal goals. The determination of the amount that each individual received that was based upon achievement of the Primary and Secondary business goals was formulaic, as shown in the table below. The determination of the amount that each individual received that was based on the achievement of Personal goals was based on the Compensation Committee’s assessment (after consideration of the Chief Executive Officer’s recommendation) of the individual’s performance against his or her Personal goals. When assessing the amount of the bonus that each executive was entitled to earn, the Compensation Committee applied the same principles to our Chief Executive Officer as it did to the other named executive officers.

Primary and Secondary Business Goals(1)	Target Performance	Actual Performance	% Earned
Dunkin’ Donuts U.S. Comparable Sales	2.00%	0.57%	25.0%
Dunkin’ Donuts U.S. Net Development, comprised of:			76.25%
Dunkin’ Donuts U.S. Net New Stores (50% weight)	385	313	70.0%
Dunkin’ Donuts U.S. New First Year Sales ($MM) (50% weight)	$155.9	$150.5	82.5%
Dunkin’ Brands Inc. Global Total Revenue ($MM)	$852.7	$860.5	105.0%
Dunkin’ Brands International Adjusted Operating Income ($MM)	$47.14	$46.31	95.0%
Dunkin’ Brands International Ice Cream Gallons (in MM)	8.98	8.63	61.3%
Dunkin’ Brands International Net Development	63	105	165.0%

(1)	Each metric is as defined under the Annual Plan or award agreements evidencing grants thereunder.

For 2017, based upon a review of the Personal goals of each named executive officer, our Chief Executive Officer recommended to the Compensation Committee and the Compensation Committee determined that Ms. Jaspon receive an increase to the amount of her award under the Annual Plan to reflect her superior performance and contribution to the success of the Company and Ms. Jaspon’s leadership responsibilities with respect to (i) the successful refinancing of the Company’s long-term debt, (ii) the preparation for and execution of the accounting standards change regarding the recognition of Company revenue beginning in fiscal 2018, and (iii) her role in leading an initiative aimed at reducing G&A expenses in 2018 and beyond. Mr. Travis recommended, and the Compensation Committee approved, a similar increase in the amount of Mr. Emmett’s award under the Annual Plan in recognition of his superior performance with respect to (i) the successful resolution of several important pending legal cases, (ii) his role in the initiative aimed at reducing the Company’s G&A expense structure and (iii) the successful recruitment and onboarding of two new independent directors.

	Weighted Contribution Toward Annual Plan Payout
Named Executive Officer	Primary and Secondary Business Goals (75% of Total Opportunity)(1)	Personal Goals and Annual Plan Funding (25% of Total Opportunity)(2)	Adjustment to Personal Goals(3)	Actual Award % (% of Target Award)
Nigel Travis	46.5%	33.1%	0.0%	79.6%
Katherine Jaspon	46.5%	33.1%	20.6%	100.1%
David Hoffmann	46.5%	33.1%	0.0%	79.6%
William Mitchell	79.9%	33.1%	0.0%	113.0%
Richard Emmett	46.5%	33.1%	12.9%	92.5%

(1)

Represents the earned portion of the award with respect to each of our named executive officer’s Primary and Secondary business goals based on performance results described in the preceding table and the applicable weightings described above under “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan”.
(2)	Represents the adjusted global operating income-based funding level (132.5%) multiplied by the remaining portion of the award (25%).
(3)	Represents the adjustments approved by the Compensation Committee for Ms. Jaspon and Mr. Emmett based on their individual performance.

Long-term equity incentive program

The primary goals of our long-term equity incentive program are to align the interests of our named executive officers with the interests of our shareholders, to drive long-term Company performance through the use of performance-based incentives with a multi-year time horizon and to encourage executive retention through the use of service-based vesting requirements.

In 2017, each of our named executive officers received a grant of equity awards that included both time-based stock options and PSUs. 70% of the value delivered with this equity grant came in the form of time-based stock options, while 30% of the value was in the form of PSUs. We consider stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant and the same value is created for our shareholders. Because value is tied to long-term stock performance, we believe that stock options are an excellent vehicle to align executive interests with shareholder interests. We implemented PSU grants in 2016 to further strengthen our long-term pay-for-performance linkage and diversify our equity award portfolio for executives. We chose three-year adjusted operating income growth and relative total shareholder return (“TSR”) as the performance goals for our PSU awards because they reflect the fundamental strength of our business, in the case of adjusted operating income, and because they reflect the strength of our performance relative to other companies in which our investors may potentially invest, in the case of relative TSR.

In determining the size of the equity grants awarded to each named executive officer, the Compensation Committee took into account a number of factors such as the target total direct compensation levels and long-term incentive values awarded to executives in our peer group companies, as well as internal factors such as the individual’s responsibilities, position and the size and value of the long-term incentive awards historically granted to our executives. Stock options granted in fiscal 2017 vest in four equal annual installments, generally subject to the executive’s continued employment on the applicable vesting date.

The PSUs granted in 2017 will vest after three years based on the achievement of performance objectives approved by the Compensation Committee at the beginning of the performance period, generally subject to the executive’s continued employment on the third anniversary of the date of grant. For PSU awards granted in 2017, a portion of the PSUs will be eligible to vest based on the achievement of a three-year compound annual growth rate target for adjusted operating income and a portion of the PSUs will be eligible to vest based on the Company’s TSR relative to the TSR of the companies that make up the S&P 500 index over a three-year performance period. The number of shares issuable under the relative TSR portion of the PSUs will be determined based on the level at which the goals are achieved and can range from 0% of the shares subject to the award (if the Company’s TSR percentile rank is less than the 30th percentile of the S&P 500), to 100% of the target award (if the TSR percentile rank is at the 52.5th percentile) to a maximum of 200% (if the TSR percentile rank is at or greater than the 75th percentile). The number of shares issuable under the adjusted operating income portion of the PSUs can range from 0% to 200% of the target award. After grant, PSUs are credited with dividend equivalents upon the payment of any dividends by us to our shareholders, and such dividend equivalents vest in accordance with the performance schedule of the associated PSU award. Any shares delivered under PSUs that are earned will generally be further subject to a one-year mandatory holding period after the PSUs are settled.

Compensation framework: policies and process

Roles of Compensation Committee and our Chief Executive Officer in compensation decisions

The Compensation Committee oversees our executive compensation program, is responsible for approving the form and amount of the compensation paid to our executive officers, approving any employment and related agreements entered into with our executive officers, approving equity awards granted to our executive officers and administering our equity compensation plans and awards. Our Chairman and Chief Executive Officer provides recommendations to the Compensation Committee with respect to salary adjustments, annual cash bonus targets and awards and equity incentive awards for our named executive officers (other than himself) and the other executive officers reporting to him. The Compensation Committee meets with our Chairman and Chief Executive Officer at least annually to discuss and review his compensation recommendations for our executive officers. In making compensation decisions for all of our named executive officers, including our Chairman and Chief Executive Officer, the Compensation Committee considers many factors, including the officer’s experience, responsibilities, management abilities and job performance, the Company’s performance as a whole, current market conditions and pay levels for similar positions at our peer companies listed below. Those factors are considered in a subjective manner without any specific formula or weighting. The Compensation Committee, as the ultimate body that approves the compensation of our executive officers, has the discretion, and has exercised this discretion, to increase or decrease the amounts of compensation recommended by our Chairman and Chief Executive Officer.

Competitive market data and use of compensation consultants

The Compensation Committee engaged Pearl Meyer in fiscal 2017 on a variety of matters related to executive, director and equity-based compensation. Pearl Meyer prepared an analysis of the competitiveness of our executive compensation in fiscal 2017, and the Compensation Committee used it as a reference point in setting pay levels for executives for fiscal 2017. In preparing the analysis, Pearl Meyer relied on our Compensation Committee-approved peer group to analyze the competitiveness of compensation opportunities provided to our Chief Executive Officer, Chief Financial Officer and other named executive officers, and on proprietary compensation survey data to ascertain the compensation market for other members of senior management who are not named executive officers. This analysis also included a review of the annual share usage in respect of long-term incentive compensation for this peer group. These peers were chosen primarily based on the following selection criteria as defined by the Compensation Committee:

•	Comparable Industry/Business Model: Quick service and restaurant industry focus; franchise-oriented business model.
•	Peer Company Size: Sizing factors included market capitalization, operating income, enterprise value and revenue. While the Compensation Committee considered revenue in choosing the companies that comprise the peer group, it prioritized market capitalization and operating income because the Compensation Committee believes that these are the most appropriate measures of the Company’s size given its 100% franchised model.
•	Statistical Reliability: Peer group size of between 12 and 20 companies.
•	Executive Talent Sources: Companies with whom Dunkin’ Brands competes for talent.

The approved peer group consists of the 14 publicly-traded companies listed below:

Brinker International	Chipotle Mexican Grill	Domino’s Pizza	Wendy’s Co.

Bloomin’ Brands	Cracker Barrel	Jack in the Box	Yum! Brands

Buffalo Wild Wings	Darden Restaurants	Restaurant Brands International

Cheesecake Factory	DineEquity	Starbucks

The Compensation Committee intends to review this peer group periodically to ensure that it remains the appropriate comparable group for the Company. The peer group in 2017 remained the same as in 2016 except that, because Panera Bread Company is no longer a publicly-traded company following its acquisition, the Compensation Committee, based on the recommendation of Pearl Meyer, replaced Panera Bread Company with the quick service restaurant company Buffalo Wild Wings.

Pearl Meyer also prepared and presented to the Committee data on the earnings metrics of short-term incentive plans, as well as Board pay levels and practices for our compensation peer group. In addition, the Compensation Committee requested that Pearl Meyer conduct an analysis of the change-in-control-related arrangements in place at Dunkin’ Brands as compared to the companies in our compensation peer group, all of which are restaurant companies.

Finally, Pearl Meyer also prepared and presented a compensation risk assessment for the Compensation Committee’s consideration.

Pearl Meyer provided no services to the Company or the Compensation Committee other than those described above. After consideration of the six independence assessment factors provided under the listing rules of NASDAQ, the Compensation Committee determined that Pearl Meyer, as advisor to the Compensation Committee during 2017, was independent and that the work performed by Pearl Meyer did not raise any conflicts of interest in 2017 that would preclude the Compensation Committee from reviewing and considering Pearl Meyer’s analyses when making compensation decisions.

Other Compensation Policies

Separation Benefits

The Compensation Committee believes that maintaining a competitive level of separation benefits is an appropriate element of a compensation program that is designed to attract and retain industry-leading talent. The Compensation Committee further believes that separation benefits should only be paid if there is an actual termination of employment. As a result, we do not have any single-trigger change in control entitlements. We also do not provide any of our executive officers, including our named executive officers, with so-called “golden parachute” tax gross-ups. Each named executive officer is entitled to certain payments and benefits upon a qualifying termination, including salary continuation, pursuant to such individual’s employment agreement or offer letter. Given the high level of M&A activity in the restaurant industry and the retention concerns raised by management as a result of this activity, in 2017, the Compensation Committee approved a new Executive Change-in-Control Severance Plan. This plan provides for enhanced severance benefits for executives in the form of a lump sum payment equal to a multiple of base salary, a payment of an Annual Plan bonus at target and Company-subsidized continuation of health and dental coverage, but only in the event of a qualifying termination following a change-in-control. Any benefits payable under this plan would be in lieu of any payments and benefits payable under a qualifying termination other than for a change-in-control. These new arrangements, which were previously publicly announced by the Company in our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017, are more fully described below under “Potential payments upon termination or change in control.” As noted above, Mr. Mitchell terminated employment effective as of March 16, 2018. In connection with Mr. Mitchell’s termination, he received the severance benefit he was entitled to under his letter agreement.

Equity compensation

As more fully described below under “Potential payments upon termination or change in control”, our named executive officers’ stock option and other equity award agreements also provide for accelerated vesting upon a qualifying termination of employment following a change in control. The agreements (other than the agreement for Mr. Travis’s 2014 performance-based restricted stock award) provide that if the employment of the executive is terminated by the Company or its successor without cause or by the executive for good reason within the 18-month period following a change in control, his or her equity awards will vest in full upon such termination. In the case of PSUs, if a change in control occurs prior to the end of the performance period associated with such awards, the Compensation Committee will determine the extent to which the performance goals under such awards have been met as of such change in control and any earned PSUs will be converted into time-based restricted stock units that continue to vest based on the same schedule as the original PSUs. If an executive’s employment is terminated following a change in control as described above, the units will vest in full upon such termination. Mr. Travis’s performance-based restricted stock agreement provides that if there is a change in control prior to the vesting date, the award will vest in full if Mr. Travis remains employed by the Company through December 31, 2018. Since these protections are meaningful only if the equity awards held by the executives are assumed in the change in control transaction, each of the awards will vest in full at the time of the transaction if they are not assumed by the acquirer in such transaction.

Employee benefits and perquisites

We provide our executive officers with access to the same health and welfare benefits we provide to all of our full-time employees, such as medical, dental, vision and disability insurance benefits. All of our full-time employees in the United States, including our named executive officers, are also eligible to participate in our 401(k) Retirement Plan (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees, including our named executive officers, may elect to defer a portion of their salary and receive a Company match of up to 4% of salary for fiscal 2017, subject to limits set forth in the Internal Revenue Code of 1986, as amended (the “Code”). We also offer senior employees, including our named executive officers, the opportunity to participate in the Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer certain elements of their compensation with the potential to receive earnings on deferred amounts. We believe the 401(k) Plan and the Deferred Compensation Plan are important retention and recruitment tools because they help facilitate retirement savings and provide financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide similar plans to their key employees.

Our Employee Stock Purchase Plan (“ESPP”) provides participating employees with the opportunity to purchase our stock, subject to limits set forth in the Code, at a 10% discount to its price at the end of each offering period. Of our named executive officers, only Ms. Jaspon and Mr. Emmett participated in the ESPP in 2017.

We offer limited perquisites and personal benefits to our named executive officers. We provide our named executive officers with a limited number of sporting event tickets and limited use of a company automobile and pay for the cost of executive physicals and supplemental long-term disability insurance. In connection with the hiring of Mr. Hoffmann, we provided him with certain additional payments and benefits in 2017 associated with his and his family’s relocation to the United States from overseas and his family remaining overseas for a limited period of time without his being employed there. The costs associated with all perquisites and benefits are included in the Summary Compensation Table.

Clawbacks; risk assessment

The Company has implemented an Incentive Compensation Recoupment, or “clawback” policy. This policy, which applies to incentive awards granted under cash and equity plans to any of our executive officers (“Covered Participants”) after January 1, 2015, states that in the event of a material restatement of the Company’s financial statements due to material non-compliance with financial reporting requirements under the securities laws, the Board will review the performance-based compensation awarded or paid to Covered Participants during the three-year period preceding the date on which the Company is required to prepare the restatement. If the amount of such compensation would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Board may, in appropriate cases, seek reimbursement from any Covered Participant of the amount of the excess compensation awarded or paid to such Covered Participant, net of tax. In addition, if a Covered Participant knowingly engaged in misconduct that was a material factor in the Company’s obligation to restate its financial statements, the Company will have the right to seek recoupment of the proceeds from the sale of shares issued upon exercise of stock options or upon vesting of restricted stock and or units occurring during the 12-month period preceding the announcement by the Company of its obligation to restate its financial statements, in an amount determined appropriate by the Board under the circumstances. Administration and enforcement of the Recoupment Policy is the responsibility of the Board. The Board has sole discretion to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment and an adjustment to future incentive-based compensation payouts or grants. The remedies under this Recoupment Policy are in addition to, and not in lieu of, any legal and equitable claims the Company may have or any actions imposed by law enforcement agencies, regulators or other authorities.

In 2017, the Compensation Committee, pursuant to an independent assessment performed by Pearl Meyer, determined that the risks arising from our compensation practices are not reasonably likely to have a material adverse effect on the Company.

Emphasis on long-term ownership

Stock Ownership Guidelines. Under the executive stock ownership policy guidelines established by the Compensation Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Stock Ownership Guideline (1)
Nigel Travis	6x
Katherine Jaspon	3x
David Hoffmann	3x
William Mitchell	3x
Richard Emmett	3x

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.

This policy is designed to increase the named executive officers’ ownership stakes in the Company and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the executive officer or any of such person’s immediate family members residing in the same household, shares held in trust for the benefit of the executive officer or such person’s family, shares held in our employee benefit plans, including the 401(k) Plan and the ESPP, and shares obtained through stock option exercises and the net in-the-money value of vested but unexercised stock options, shares of vested restricted stock and shares underlying vested restricted stock units. While there is no set period in which these ownership levels must be met, until they are met, each executive officer will be required to retain a level of shares following the vesting or exercise of equity awards granted after May 15, 2012 (the date our stock ownership guidelines were established), as follows: Mr. Travis, 100% of the net profit shares and the other executive officers, 50% of the net profit shares. “Net profit shares” are those shares that remain after deducting the exercise price, in the event of the exercise of options, and applicable withholding taxes in the event of all equity awards. As of December 31, 2017, the date of the annual measurement of ownership for purposes of this policy, Messrs. Travis and Emmett had met the stock ownership guidelines set forth under the policy.

Prohibition on Hedging and/or Pledging our Common Stock. We have adopted an insider trading policy that prohibits insiders from hedging their ownership of our common stock, engaging in any derivatives trading with respect to our common stock, or pledging shares of common stock.

Tax and accounting considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for certain executive officers. For 2017, this limitation did not apply to compensation paid to a company’s chief financial officer or to compensation meeting the requirements for qualifying performance-based compensation within the meaning of Section 162(m). Recent tax legislation effective for taxable years beginning after December 31, 2017 expanded the group of executive officers whose compensation is subject to Section 162(m)’s limitation on deductibility, and repealed the exemption for qualifying performance-based compensation. As a result, compensation paid to our named executive officers in excess of $1 million may not be deductible unless it is performance-based compensation that qualifies for certain transition relief. The Compensation Committee generally considers the potential deductibility of the compensation payable under our programs as one of the factors to be considered when establishing our executive compensation programs. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee may (and has), in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Raul Alvarez, Chair

Linda Boff

Anthony DiNovi

Mark Nunnelly

2017 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our named executive officers for fiscal years 2017, 2016 and 2015:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(7)	Total ($)
Nigel Travis	2017	$1,000,000	—	$1,002,709	$2,339,463	$994,688	$12,433	$5,349,292
Chairman and Chief	2016	$1,019,231	—	$1,002,699	$2,336,597	$983,425	$13,084	$5,355,035
Executive Officer	2015	$1,000,000	—	—	$3,341,637	$1,058,365	$20,902	$5,420,904

Katherine Jaspon (5)	2017	$372,254	—	$179,959	$419,888	$203,042	$21,385	$1,196,528
Chief Financial Officer

David Hoffmann	2017	$700,000	—	$599,995	$1,399,122	$557,025	$803,105	$4,059,247
President, Dunkin’	2016	$175,000	$650,000	$3,362,474	—	—	$361,452	$4,548,926
Donuts U.S. and Canada

William Mitchell	2017	$512,404	—	$255,018	$594,624	$434,018	$11,736	$1,807,801
President, International	2016	$504,808	—	$254,987	$594,438	$299,065	$10,282	$1,663,580
	2015	$472,116	—	—	$999,227	$415,372	$10,558	$1,897,272

Richard Emmett	2017	$520,673	—	$255,018	$594,624	$288,704	$18,644	$1,677,664
SVP, Chief Legal & HR	2016	$509,616	—	$254,987	$594,438	$279,150	$17,921	$1,656,112
Officer	2015	$500,000	—	—	$799,383	$273,675	$18,074	$1,591,132

Paul Carbone (6)	2017	$157,885	—	$255,018	$594,624	$—	$23,593	$1,031,120
Former Chief Financial	2016	$502,885	—	$254,987	$594,438	$368,834	$15,907	$1,737,052
Officer	2015	$455,385	—	$999,976	$799,383	$327,224	$17,994	$2,599,963

(1)	Amounts shown in this column are not reduced to reflect the named executive officer’s elections, if any, to defer receipt of salary into either of the Deferred Compensation Plan or the 401(k) Plan. Base salaries earned in fiscal 2016 were based on a 53-week fiscal year.
(2)	The amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of performance-based stock unit awards and time-based restricted stock awards determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to PSUs granted in 2017, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 30, 2017, included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017. With respect to PSUs granted to the named executive officers in 2017, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such awards at the date of grant. For the PSUs, the aggregate grant date fair value of these awards, assuming the maximum level of performance is achieved, is $2,005,419 for Mr. Travis, $359,917 for Ms. Jaspon, $1,199,990 for Mr. Hoffmann, $510,036 for Mr. Mitchell and $510,036 for Mr. Emmett. With respect to time-based restricted stock units and PSUs granted in 2016 and restricted stock awards granted in 2015, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in Note 14 to our consolidated financial statements for the fiscal year ended December 28, 2015, included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2015, respectively.
(3)

The amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of stock option awards determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to the options granted in 2017, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 30, 2017, included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017. With respect to options granted in 2016, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. With respect to options granted in 2015, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 28, 2015, included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2015.
(4)	Amounts shown in this column represent the named executive officer’s bonus payouts pursuant to the Annual Plan. Please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2017 compensation—Short-term incentive awards” above.
(5)	Ms. Jaspon became a named executive officer in 2017 and, as a result, only information for the most recent fiscal year is included in this table.
(6)	Mr. Carbone voluntarily terminated his employment with Dunkin’ Brands effective April 21, 2017. Upon his termination of employment, he forfeited his entitlement to receive any amounts in respect of the Annual Plan for fiscal 2017.
(7)	Amounts shown in this column consist of the following items, as applicable to each named executive officer:

Name and Principal Position	Year	Company- Paid Premiums for LTD Coverage ($)	Personal Use of Company Vehicle ($)(i)	Relocation / Living Expenses ($)(ii)	Executive Physicals ($)	401(k) Company Match Contributions ($)	Other ($)(iii)	Total ($)
Nigel Travis	2017	—	$1,633	—	—	$10,800	—	$12,433
Chairman and Chief	2016	—	$1,412	—	—	$10,600	$1,072	$13,084
Executive Officer	2015	—	$3,992	—	$2,250	$10,600	$4,060	$20,902

Katherine Jaspon	2017	$1,512	$651	—	$2,450	$10,800	$5,973	$21,385
Chief Financial Officer

David Hoffmann	2017	—	$10,955	$781,350	—	$10,800	—	$803,105
President, Dunkin’	2016	—	$132	$361,320	—	—	—	$361,452
Donuts U.S. and Canada

William Mitchell	2017	$2,826	—	—	—	$8,910	—	$11,736
President,	2016	$2,826	—	—	—	$5,312	$2,144	$10,282
International	2015	$2,826	—	—	—	$5,412	$2,320	$10,558

Richard Emmett	2017	$3,928	$68	—	$3,300	$10,800	$547	$18,644
SVP, Chief Legal &	2016	$3,928	$1,443	—	$1,950	$10,600	$2,144	$17,921
HR Officer	2015	$3,928	$1,596	—	$1,950	$10,600	$2,320	$18,074

Paul Carbone	2017	$1,101	$26	—	$2,850	$6,292	$13,324	$23,593
Former Chief	2016	$2,642	$521	—	—	$10,600	$2,144	$15,907
Financial Officer	2015	$2,642	$32	—	$2,400	$10,600	$2,320	$17,994

(i)

Amounts shown are calculated based on the incremental costs to the Company of using a Company vehicle to transport the named executive officer calculated by taking into account the cost to the Company of paying for a driver for these trips, based on the driver’s hourly rate, costs associated with fuel and maintenance of the vehicle related to such trips and the cost of applicable tolls, but not including any costs otherwise associated with the ownership or maintenance of the Company vehicle as these are costs that would otherwise have been incurred by the company regardless of this personal use. Since each named executive officer reimburses the Company $100 per trip, costs shown in this column have been reduced by each named executive officer’s aggregate reimbursement. Mr. Hoffmann’s amount also includes $9,396 of lease value of a company-provided vehicle during his relocation. This vehicle ceased to be provided in 2017.
(ii)	Amount shown for 2017 reflects $149,072 in expenses incurred by the Company in connection with Mr. Hoffmann’s relocation to Massachusetts to commence his employment with the Company, together with a reimbursement by the Company of $333,332 in living expenses incurred by Mr. Hoffmann’s family, who remained overseas until the end of the 2016-2017 school year, and gross up of the tax on such reimbursements of $298,946. Amount shown for 2016 reflects $29,955 in expenses incurred by the Company in connection with Mr. Hoffmann’s relocation to Massachusetts to commence his employment with the Company, together with a reimbursement by the Company of $166,666 in living expenses incurred by Mr. Hoffmann’s family, who remained overseas until the end of the 2016-2017 school year, reimbursement of international medical insurance premiums for Mr. Hoffmann and his family of $6,703, and gross up of the tax on such reimbursements of $157,996.
(iii)	Amounts shown reflect the face value of tickets to sporting events that were provided to our named executive officers. Amount for Ms. Jaspon also reflects $5,863 of cash compensation paid in fiscal 2017 relating to a perquisite allowance that was eliminated upon her promotion to Chief Financial Officer. Amount shown for Mr. Carbone reflects the payment of his pro-rated, unused vacation as of the date of his termination of employment.

Grants of Plan-Based Awards Table

			Potential Payouts Under Non-Equity Incentive Plan				Potential Future Payouts Under Equity Incentive Plan		All Other Option Awards: Number of Securities Underlying Options (3)	Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Type of Award	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Nigel Travis	Annual Incentive		625,000	1,250,000	2,500,000
	Stock Options	2/16/2017							229,830	$54.95	2,339,463
	Performance Stock Units	2/16/2017				4,255	17,021	34,042			1,002,709

Katherine Jaspon	Annual Incentive		101,368	202,735	405,470
	Stock Options	2/16/2017							10,421	$54.95	101,437
	Stock Options	6/5/2017							30,431	$58.84	318,451
	Performance Stock Units	2/16/2017				185	738	1,476			43,479
	Performance Stock Units	6/5/2017				524	2,095	4,190			136,479

David Hoffmann	Annual Incentive		350,000	700,000	1,400,000
	Stock Options	2/16/2017							143,737	$54.95	1,399,122
	Performance Stock Units	2/16/2017				2,546	10,185	20,370			599,995

William Mitchell	Annual Incentive		192,043	384,086	768,172
	Stock Options	2/16/2017							61,088	$54.95	594,624
	Performance Stock Units	2/16/2017				1,082	4,329	8,658			255,018

Richard Emmett	Annual Incentive		156,058	312,115	624,230
	Stock Options	2/16/2017							61,088	$54.95	594,624
	Performance Stock Units	2/16/2017				1,082	4,329	8,658			255,018

Paul Carbone(6)	Annual Incentive		262,115	524,230	1,048,461
	Stock Options	2/16/2017							61,088	$54.95	594,624
	Performance Stock Units	2/16/2017				1,082	4,329	8,658			255,018

(1)	These figures represent threshold, target and maximum bonus opportunities under the Annual Plan. The actual amount of the bonus earned by each named executive officer for fiscal 2017 is reported in the Summary Compensation Table. For a description of the performance targets relating to the Annual Plan, please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2017 compensation—Short-term incentive awards” above.
(2)	These figures represent threshold, target and maximum potential future payouts under the PSUs granted to each of our named executive officers in fiscal 2017. The PSUs are eligible to vest based on the achievement of certain performance goals over a three-year performance period, as described below.
(3)	Represents stock options granted to our named executive officers. These stock options were granted under the Company’s 2015 Omnibus Long-Term Incentive Plan. All stock option awards in this column are options to purchase shares of our common stock, have a seven-year term and are subject to service-based vesting, as described below.
(4)	The exercise price of stock options is the fair market value of a share of our common stock on the date of grant. The exercise price of the stock options granted to our named executive officers was determined using the closing price of a share of our common stock on the NASDAQ Global Select Market on the date of grant.
(5)	Amounts shown in this column reflect the fair value of the equity awards on the date of grant determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. See notes (2) and (3) to the Summary Compensation Table.
(6)	Mr. Carbone forfeited his bonus opportunity under the Annual Plan and his stock options and PSUs granted during fiscal 2017 upon his termination of employment on April 21, 2017.

Narrative disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Each of our named executive officers is party to an employment agreement (in the case of Mr. Travis) or an offer letter (in the case of all other named executive officers) that provides for a base salary and other benefits. All of our named executive officers were eligible to participate in the Deferred Compensation Plan, the Annual Plan, and our long-term incentive plans and our benefit plans and programs for all or a portion of fiscal 2017. Each of our named executive officers’ annual incentive plan opportunity (including Mr. Travis’ pursuant to his employment agreement and Mr. Hoffmann’s pursuant to his offer letter) is established and determined under the Annual Plan, as more fully described in “Compensation Discussion and Analysis” above.

Pursuant to his offer letter, Mr. Hoffmann was entitled to reimbursement of relocation costs associated with his and his family’s move to the United States and up to three family visits, as well as tax preparation and support for tax years impacted by his overseas assignment with his prior employer. He was also entitled to certain living expense-related payments in an aggregate amount of $632,278 associated with Mr. Hoffmann’s family temporarily remaining overseas while he was no longer working there, together with a gross-up for related taxes. Mr. Hoffmann is no longer eligible for such living-expense related payments.

As described above, in fiscal 2017, each named executive officer was granted stock options that vest based on continued employment and PSUs that vest based on both continued employment and the achievement of certain performance goals. Ms. Jaspon also received a supplemental grant of stock options and PSUs in connection with her promotion to Chief Financial Officer. Stock options granted in fiscal 2017 vest in four equal annual installments, generally subject to the executive’s continued employment on the applicable vesting date. A portion of the PSU awards granted in fiscal 2017 to our named executive officers will be eligible to vest if the Company’s total shareholder return meets or exceeds a specified total shareholder return relative to the total shareholder return for the companies included in the S&P 500 over a three-year performance period and a portion will be eligible to vest if the Company achieves a three-year compound annual growth rate target for adjusted operating income, generally subject to continued employment through the third anniversary of the date the award was granted. A named executive officer is eligible to earn and vest in 0% to 200% of the target number of PSUs, depending on the level of performance achieved.

The severance arrangements with our named executive officers and the effect of a change in control on their outstanding equity awards are described below under “Potential payments upon termination or change of control”.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)($)
Nigel Travis	665,427	—	3.02	2/23/2020
	240,000	—	37.26	2/12/2023
	189,969	63,324	51.67	2/28/2021
	187,353	187,354	47.39	2/12/2022
	76,963	230,889	44.35	2/23/2023
	—	229,830	54.95	2/16/2024
							150,000(7)	10,341,000
							22,129	1,426,684
							17,412	1,122,548

Katherine Jaspon	9,830	—	3.02	2/23/2020
	8,794	—	7.31	3/9/2021
	15,000	—	37.26	2/12/2023
	11,398	3,800	51.67	2/28/2021
	8,782	8,782	47.39	2/12/2022
	3,586	10,758	44.35	2/23/2023
	—	10,421	54.95	2/16/2024
	—	30,431	58.84	6/5/2024
							993	64,015
							755	48,672
							2,119	136,629

David Hoffmann					26,686	1,720,446
	—	143,737	54.95	2/16/2024
							29,360 (8)	1,892,836
							10,419	671,709

William Mitchell (9)	13,180	—	7.31	3/9/2021
	57,000	—	37.26	2/12/2023
	60,790	20,264	51.67	2/28/2021
	58,548	58,548	47.39	2/12/2022
	20,321	60,963	44.35	2/23/2023
	—	61,088	54.95	2/16/2024
							5,628	362,806
							4,428	285,501

Richard Emmett	10,000	—	3.02	2/23/2020
	57,000	—	37.26	2/12/2023
	60,790	20,264	51.67	2/28/2021
	46,838	46,839	47.39	2/12/2022
	20,321	60,963	44.35	2/23/2023
	—	61,088	54.95	2/16/2024
							5,628	362,806
							4,428	285,501

(1)	Reflects stock options that vest based on service-based vesting conditions. Stock option grants made after our initial public offering in 2011 (our “IPO”) vest in annual equal installments over four years, beginning on the first anniversary of the grant date, generally subject to the named executive officer remaining continuously employed by us through the applicable vesting date.

(2)	The exercise price of stock options is equal to the fair market value of a share of our common stock on the grant date. This was $3.02 in the case of grants made on February 23, 2010 and $7.31 in the case of grants made on March 9, 2011, in each case, after adjustment in connection with the reverse stock split that occurred immediately prior to our IPO. Prior to our IPO, fair market value was determined by the Board based on a valuation provided by an independent third-party valuation firm. The exercise price for grants made subsequent to our IPO was determined using the closing price of our common stock on the NASDAQ Global Select Market on the respective date of grant.
(3)	All options granted before February 28, 2014 have a ten-year term. Options granted on or after February 28, 2014 have a seven-year term.
(4)	Mr. Hoffmann’s restricted stock unit (RSU) awards vest in equal installments over three years, generally subject to Mr. Hoffmann remaining continuously employed by us through the applicable vesting date.
(5)	Amounts in this column have been calculated by multiplying the number of PSUs subject to the applicable award, including dividend equivalent units earned on such shares but not yet paid, by $64.47 which was the closing price of our common stock on December 29, 2017, the last business day of our 2017 fiscal year. In the case of Mr. Travis’s February 28, 2014 supplemental performance-based restricted stock award, amount includes $675,000 in cash dividends earned but not paid as of December 30, 2017.
(6)	Amounts in this column represent performance stock awards or PSUs, as applicable, and assume achievement of performance at target levels. Other than Mr. Travis’ 2014 performance-based restricted stock award and Mr. Hoffmann’s PSU award that was granted at the time of his hiring in October 2016, each of which is described below, amounts shown in this column represent PSUs granted in February 2016 and 2017 as part of our annual grant process. A portion of the PSUs that will be eligible to vest based on the achievement of a three-year compound annual growth rate target for global adjusted operating income and a portion of the PSUs will be eligible to vest based on the achievement of the Company’s TSR relative to the TSR of the companies that make up the S&P 500 over a three-year performance period. PSUs, to the extent earned, will vest on the third anniversary of the date of grant, generally subject to the executive’s continued employment on this date. The number of shares issuable under the relative TSR portion of the PSUs will be determined based on the level at which the goals are achieved and can range from 0% of the shares subject to the award if the Company’s TSR percentile rank is less than the 30th percentile of the S&P 500, to 100% of the target award (if the TSR percentile rank is at the 52.5th percentile) to a maximum of 200% (if the TSR percentile rank is at or greater than the 75th percentile). The number of shares issuable under the adjusted operating income portion of the PSUs can range from 0% to 200% of the target award.
(7)	Mr. Travis’s supplemental performance-based restricted stock award is scheduled to vest on December 31, 2018, generally subject to Mr. Travis remaining continuously employed by the Company through that date, provided that certain performance conditions are met. Mr. Travis will vest in 75,000 shares of restricted stock if the Company’s total shareholder return is equal to or greater than the median total shareholder return for the companies that comprise the S&P 500 from March 31, 2014 through the end of any calendar quarter in 2018. If the Company’s total shareholder return exceeds the median total shareholder return of the companies that comprise the S&P 500 by an amount that is equal to or greater than a percentage calculated by assuming a 4% annual growth rate (with annual compounding) (the “hurdle rate”) over the applicable measurement period (i.e. March 31, 2014 through the applicable quarter end in 2018), Mr. Travis will vest in 150,000 shares of restricted stock. If the total shareholder return over the applicable measurement period is greater than the median by a percentage that is less than the hurdle rate, the number of shares of restricted stock that vest (i.e., a number between 75,000 and 150,000) will be determined by interpolating on a straight line basis between the median and the median percentage plus the hurdle rate.
(8)	Mr. Hoffmann’s PSU award is eligible to vest after three years of continuous employment, based on the achievement of a three-year compound annual growth rate target for adjusted operating income from our fiscal 2016 results.
(9)	All outstanding and unvested awards held by Mr. Mitchell on March 16, 2018, the date his employment terminated, were forfeited in accordance with their terms.

Option Exercises and Stock Vested

The table below shows information regarding the exercise of stock options and stock vested by named executive officers during 2017.

	OPTION EXERCISES		STOCK VESTED
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting(2)	Value Realized on Vesting ($)
Nigel Travis	210,000	$11,026,428	—	$—
Katherine Jaspon	1,170	60,616	—	—
David Hoffmann	—	—	13,341	708,140
William Mitchell	—	—	—	—
Richard Emmett	5,000	259,911	—	—
Paul Carbone	256,125	3,346,947	—	—

(1)	The dollar amounts shown this column for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the open market per-share sale price and the exercise price of the options. All executives exercised their options via cashless exercise.
(2)	Represents time-based RSUs that vested during fiscal 2017. The dollar amount in this column is determined by multiplying (i) the number of shares of our common stock underlying RSUs that vested during fiscal 2017 by (ii) the closing price of a share of our common stock on the date the RSUs vested.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions(4)	Aggregate Balance at Last Fiscal Year End(5)
Nigel Travis	$495,856	$—	$424,114	$—	$3,015,682
Katherine Jaspon	—	—	—	—	—
David Hoffmann	—	—	—	—	—
William Mitchell	—	—	—	—	—
Richard Emmett	140,709	—	120,660	(173,382)	895,791
Paul Carbone	—	—	16,482	(152,655)	25

(1)	All amounts contributed by our named executive officers in the last fiscal year have also been reported in the Summary Compensation Table.
(2)	No Company contributions were made into this plan for fiscal 2017 on behalf of our named executive officers.
(3)	Reflects market-based earnings (losses) on amounts credited to participants under the Deferred Compensation Plan. Investment choices are available within the Deferred Compensation Plan and the Company provides credits or debits to deferred compensation accounts based on the performance of the investment choices selected.
(4)	In connection with Mr. Carbone’s termination of employment, pursuant to outstanding payment elections under the Deferred Compensation Plan, a portion of his account balance under this plan was paid to him.
(4)	Amounts reported in this column, excluding earnings, were previously reported in the Summary Compensation Table.

As noted above, we maintain two non-qualified deferred compensation plans—the NQDC Plan I and the NQDC Plan II, which we refer to collectively as the “Deferred Compensation Plan”. We adopted the NQDC Plan II effective as of January 1, 2015, and it replaces the NQDC Plan I with respect to deferrals made by participants after its effective date. The NQDC Plan I and the NQDC Plan II are substantially similar. The Deferred Compensation Plan is available to executives and senior management of the Company, as well as the Company’s non-employee directors. Under the Deferred Compensation Plan, our named executive officers and other eligible employees are permitted to elect to defer up to 50% of base salary and up to 100% of annual cash incentive awards each year. Although we have the discretion to provide matching credits under the plan, no matching credits were provided during fiscal 2017. All amounts credited to an employee participant’s account under the plan are notionally invested in mutual funds or other investments available in the market. We do not provide above-market or preferential earnings on deferred compensation. Amounts credited under the Deferred Compensation Plan are generally distributed in a lump sum upon a participant’s separation from service, disability or a date selected by the participant (at least three years after the year of deferral). A participant who separates from service at or after age 40 may elect to receive distributions in a lump sum or in installments and may defer commencement of distributions following separation up to age 65. We have established a rabbi trust to assist us in meeting a portion of our obligations under the Deferred Compensation Plan. We have appointed a trustee who, upon a change in control, will administer the trust, and we will fund the trust in an amount sufficient to satisfy all obligations under the plan. In addition, during the 12-month period following a change in control, we will continue to maintain the notional investment options available under the Deferred Compensation Plan including, if applicable, any fixed rate fund (using an annual interest equivalent factor equal to the highest factor in effect during the 24 months prior to the change in control). The principal difference between the NQDC Plan I and the NQDC Plan II is that the NQDC Plan II includes a provision for a “make-up” match in an amount equal to any 401(k) Plan Company matching contributions that a named executive officer is required to forego as a result of elective contributions of salary to NQDC Plan II. In order for this to occur, a participant must elect to defer enough compensation under the NQDC Plan II such that his or her compensation for purposes of the Company’s matching contributions under the 401(k) Plan falls below the applicable limit under Code section 401(a)(17). This limit in 2017 was $270,000. No named executive officer received a “make-up” match in 2017 under the NQDC Plan II.

Potential Payments upon Termination or Change in Control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment.

Employment agreement with Mr. Travis. Under Mr. Travis’ employment agreement, as amended, if his employment is terminated other than for cause or performance-based cause or if he resigns for good reason, he will be entitled to receive a lump-sum payment equal to two times the average annual base salary paid to him during the two years preceding the date his employment terminates. He will also be entitled to a pro-rated bonus for the year in which such termination occurs, determined based on actual performance. In addition, Mr. Travis will be entitled to reimbursement for health insurance premiums for participation in our medical and dental plans for eighteen months following employment termination. If his employment is terminated for performance-based cause, he will be entitled to receive a lump-sum payment equal to one times his annual base salary at the time his employment terminates, as well as any bonus earned for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination. Performance-based cause is defined in Mr. Travis’ agreement generally as a failure by Mr. Travis to perform his duties to the reasonable standards set by the Board, and where this failure does not rise to the level of “cause.”

All other Named Executive Officers. Each of Messrs. Hoffmann, Mitchell and Emmett and Ms. Jaspon is entitled to certain severance benefits under his or her offer letter, as amended. In the event of a termination of employment without cause (or, in the case of Mr. Hoffmann, his resignation for good reason), each executive will receive severance in an amount equal to twelve months of base salary, payable in the same manner and at the same time as our payroll is customarily paid. In addition, if the executive makes a timely election to receive COBRA health care continuation coverage, it is our current practice to pay a portion of the executive’s monthly COBRA premium for the first three months following the date of termination in an amount equal to the premiums paid by an active employee for such coverage immediately prior to the termination date. It is also our current practice to pay the cost of six months of outplacement services for each executive, which such arrangement may be extended by us for an additional six months, in our discretion.

Each named executive officer (including Mr. Travis), upon his or her termination of employment, is also entitled to receive any accrued but unpaid salary and vacation.

Each named executive officer’s right to receive severance payments and benefits is conditioned upon his or her signing and not revoking a full release of claims in favor of the Company.

Restrictive covenants. Under the terms of their respective employment agreements or offer letters, each of Messrs. Travis, Hoffmann, Mitchell and Emmett and Ms. Jaspon has agreed to confidentiality obligations during and after employment. Under his employment agreement, Mr. Travis has agreed to non-competition and non-solicitation obligations during his employment and for two years following termination of employment. All of the other named executive officers have agreed to non-competition and non-solicitation obligations during their employment and for twelve months following termination of employment.

Termination of employment provisions under long-term incentive awards.

PSU Awards.    Except as provided below, if the employment of a named executive officer terminates prior to the three year anniversary of the grant date, the PSUs will immediately be forfeited. If a named executive officer’s employment with us is terminated (i) by reason of his or her death or (ii) due to his or her disability, or (iii) in the case of PSUs granted to Mr. Hoffmann by the Company, without cause or by him for good reason, in each case prior to the applicable vesting date of each award (and regardless of whether or not a change in control has occurred), the PSUs will not terminate upon such termination and instead remain outstanding and eligible to become earned pursuant to the terms of the award and to vest, to the extent earned, on the three year anniversary of the grant date for PSUs granted to named executive officers other than Mr. Hoffmann and at the end of the three-year performance period for PSUs granted to Mr. Hoffmann.

Mr. Hoffmann’s 2016 Hiring RSU Awards.    If Mr. Hoffmann’s employment with us (i) is terminated by the Company other than for cause or due to his disability, (ii) is terminated by reason of Mr. Hoffmann’s death, or (iii) is terminated by Mr. Hoffmann for good reason, in each case, prior to the applicable vesting dates of each award (and regardless of whether or not a change in control has occurred), all then-unvested RSUs subject to his stock awards granted upon hire will become vested on the applicable termination date.

Mr. Travis’s 2014 Supplemental Performance-Based Restricted Stock Award.    If Mr. Travis’s employment with us (i) is terminated by the Company other than for cause and other than for performance-based cause, (ii) terminates due to Mr. Travis’s death or is terminated by the Company due to Mr. Travis’s disability, or (iii) is terminated by Mr. Travis for good reason, in each case, prior to March 31, 2018 (and regardless of whether or not a change in control has occurred), he will become vested in a number of restricted shares if the Company has achieved certain total shareholder return levels relative to the S&P 500 from March 31, 2014 through the termination date. Under those circumstances, Mr. Travis would only become vested in restricted shares if the Company’s total shareholder return over the measurement period is equal to or greater than the median total shareholder return of the S&P 500 over the same period, in which case he will become vested in 75,000 restricted shares. If the Company’s total shareholder return exceeds the median total shareholder return of the S&P 500 by an amount that is equal to or greater than a percentage calculated by assuming a 4% annual growth rate (with annual compounding) (as noted above, the “hurdle rate”) over the measurement period, which is the same assumed annual growth rate as determines vesting if Mr. Travis remains employed through March 31, 2018, Mr. Travis will vest in 150,000 restricted shares. If the Company’s total shareholder return over the measurement period is greater than the median total shareholder return for the S&P 500 over the same period, but exceeds the median by a percentage that is less than the hurdle rate, the number of restricted shares that vest (i.e., a number between 75,000 and 150,000) will be determined by interpolating on a straight line basis between the median and the median percentage plus the hurdle rate. In the event that Mr. Travis’s employment with us terminates due to his death or disability prior to March 31, 2018, he will become vested in a number of restricted shares determined in the same manner as described above, except that the number of shares vesting will be pro-rated to reflect the number of days that have elapsed from March 31, 2014 through the termination date.

Change in control Provisions

Executive Change-in-Control Severance Plan.     In 2017, the Compensation Committee approved a new Executive Change-in-Control Severance Plan in which all of our named executive officers participate. The Executive Change-in-Control Severance Plan provides for enhanced severance benefits for each named executive officer if his or her employment is terminated by the Company other than for Cause or due to his or her disability, is terminated due to his or her death, or is terminated by the executive for good reason, in any case during the 18-month period following a change in control. The Executive Change-in-Control Severance Plan entitles the executive to (i) a lump sum payment equal to a multiple of his or her annual base salary (200% for Messrs. Travis and Hoffmann, and 150% for our other named executive officers), (ii) a lump sum payment equal to 100% of the individual’s target cash bonus under the Annual Plan for the most recent calendar year (or, if greater, the year in which the change in control occurs) and (iii) Company-subsidized continuation of medical and dental benefits for a specified period (24 months for Messrs. Travis and Hoffmann and 18 months for our other named executive officers). Any benefits payable under this plan would be in lieu of any payments and benefits payable under a qualifying termination other than for a change in control.

Outstanding Equity Awards.     All outstanding equity awards held by our named executive officers are subject to change in control vesting provisions, as described below.

Mr. Hoffmann’s 2016 Hiring Awards.    Upon a change in control, if Mr. Hoffmann’s restricted shares or RSUs, as applicable, are assumed or continued in connection with the change in control and his employment is terminated by the Company (or its successor) without cause or he terminates his employment for good reason within 18 months of the change in control, such restricted shares or RSUs, as applicable, will immediately vest in full. The award agreement also provides that if such restricted shares or RSUs, as applicable, are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

Mr. Travis’s 2014 Supplemental Performance-Based Restricted Stock Award.    Upon a change in control, Mr. Travis will become eligible to vest in the full number of shares subject to his supplemental performance-based restricted stock award but will not actually vest in the restricted shares unless Mr. Travis remains continuously employed with us through the vesting date, unless the award is not assumed or continued in connection with the change in control, in which case the restricted shares will vest in full upon the change in control. If Mr. Travis’s employment is terminated after the change in control date but prior to the vesting date, the termination provisions described above will apply to the full number of shares that became eligible to vest in connection with the change in control.

Options Granted under the 2011 and 2015 Omnibus Long-Term Incentive Plans.    All outstanding option awards held by our named executive officers that were granted under the 2011 and 2015 Omnibus Long-Term Incentive Plans, provide that, if such options are assumed or continued in connection with a change in control and the named executive officer’s employment is terminated by the Company (or its successor) without cause or the named executive officer terminates his or her employment for good reason within 18 months of the change in control, such options will immediately vest in full. The award agreements also provide that if such options are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

PSUs Granted under the 2015 Omnibus Long-Term Incentive Plan.    Upon a change in control, the Compensation Committee will determine the extent to which the performance objective(s) underlying the PSU awards have been met as of the date of such change in control and will determine the number of PSUs earned under the awards, if any. The number of earned PSUs, if any, will continue to vest based solely on time and will vest on the third anniversary of the grant date (or if the change in control occurs after the end of the performance period but before the vesting date, upon the occurrence of the change in control), subject to the named executive officer remaining in continuous employment through such date, unless the award is not assumed or continued in connection with the change in control, in which case the PSUs will vest in full upon the change in control. If the award is assumed or continued in connection with the change in control, and the named executive officer’s employment is terminated by the Company (or its successor) without cause or the named executive officer terminates his or her employment for good reason within 18 months of the change in control, the earned PSUs, if any, will vest in full upon such termination of employment. In the event that the named executive officer’s employment is terminated due to his or her death or his or her employment is terminated by the Company due to his or her disability prior to the end of the applicable performance period and a change in control occurs, the earned PSUs, if any, will vest upon the change in control.

As described above under “Non-Qualified Deferred Compensation”, a change in control will have certain consequences under our Deferred Compensation Plan, including a requirement that we contribute additional amounts to the rabbi trust established to satisfy its obligations under this plan.

We do not provide tax “gross-ups” on amounts payable in connection with a change of control that are subject to an excise tax on golden parachute payments.

Mr. Mitchell’s and Mr. Carbone’s Terminations of Employment

Mr. Mitchell resigned as an employee of the Company, effective as of March 16, 2018. In connection with his termination of employment, pursuant to the terms of his offer letter, he received a severance payment equal to 12 months of base salary ($515,000), payable in the same manner and at the same time as our payroll is customarily paid. We agreed to pay a portion of Mr. Mitchell’s monthly COBRA premiums for six months following his termination in an amount equal to the premiums paid by an active employee for such coverage immediately prior to the termination date ($10,180) and we agreed to pay the cost of 12 months of outplacement services for him (approximately $20,000).

Mr. Carbone resigned as Chief Financial Officer of the Company as of April 21, 2017. He did not receive any severance payments in connection with his termination of employment.

Summary of potential payments

The following tables summarize the payments that would have been made to our currently employed named executive officers upon the occurrence of a qualifying termination of employment or a change in control, assuming that each named executive officer’s termination of employment with our company or a change in control of the Company occurred on December 29, 2017 (the last business day of our fiscal year). If a termination of employment had occurred on this date, severance payments and benefits would have been determined in accordance with the Executive Change-in-Control Severance Plan, approved by the Committee and adopted by the Board on November 3, 2017. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

Except with respect to a termination by Mr. Hoffmann for ‘good reason’ as described in the footnote below, none of our named executive officers was entitled to receive any severance payments or benefits upon a voluntary termination (including retirement) or a termination due to death, disability or cause on December 29, 2017, except for earned but unpaid salary, accrued and vested benefits and benefits under any applicable insurance policies, and with respect to outstanding PSUs in the case of a termination due to death or by the Company due to disability, which will remain outstanding and eligible to vest based on actual performance.

Termination of Mr. Travis’ Employment	Cash Severance (Lump-Sum) (1)	Acceleration of Unvested Long-Term Incentive Awards (2) (3)	Health Benefits	Total
Voluntary Termination for Good Reason or Involuntary Termination (other than for Cause or Performance-Based Cause)	$2,994,688	—	$29,117	$3,023,805
Involuntary Termination (for Performance-Based Cause)	1,994,688	—	—	1,994,688
Termination due to Death or Disability	994,688	$1,204,937	—	2,199,625

(1) Represents the amounts Mr. Travis would be entitled to pursuant to his employment agreement, as described above. Since the table assumes termination on December 29, 2017, the last business day of the fiscal year, Mr. Travis would have received his full payment under the Annual Plan.

(2) A pro-rata portion of Mr. Travis’ 2014 performance-based restricted stock award based on the number of days that elapsed between February 28, 2014 and December 29, 2017 becomes eligible to vest, but does not actually vest unless certain performance goals are achieved. Since those performance goals were not achieved as of December 29, 2017, no vesting would have occurred.

(3) In the event of termination due to death or disability, PSUs from Mr. Travis’s February 23, 2016 and February 16, 2017 PSU awards remain outstanding and eligible to become earned in accordance with the award terms and to vest on the vesting date. The number of earned PSUs, if any, will be prorated based on the number of the days that have elapsed in the vesting period from the date of grant to the date of such termination of employment (but not more than 1,096 days) over 1,096. Amounts in this column represent the fair market value of the PSU awards on December 29, 2017 (assuming target performance), based on the closing price of a share of our common stock ($64.47) on the NASDAQ Global Select Market on this same date. For the 2016 PSU award, amount includes 1,024 dividend equivalent units earned on such award but not yet paid as of December 29, 2017, pro-rated by the 676 days that elapsed in the vesting period (676/1,096). For the 2017 PSU award, amount includes 391 dividend equivalent units earned on such award but not yet paid as of December 29, 2017, pro-rated by the 317 days that elapsed in the vesting period (317/1,096).

Termination by the Company Other than for Cause	Cash Severance (Salary Continuation) (1)	Acceleration of Unvested Supplemental Long-Term Incentive Awards (2)	Health Benefits (3)	Outplacement (4)	Total
Katherine Jaspon	$400,000	$—	$—	$20,000	$420,000
David Hoffmann (5)	700,000	3,613,282	4,853	20,000	4,338,135
William Mitchell	515,000	—	4,853	20,000	539,853
Richard Emmett	525,000	—	1,792	20,000	546,792

(1) Represents twelve months of base salary continuation as per employment letters for Messrs. Hoffmann, Mitchell, and Emmett, and for Ms. Jaspon.

(2) Includes the unvested portion Mr. Hoffmann’s hire grant of RSUs (26,686) would have vested in full pursuant to its terms if he experienced a qualifying termination of employment (as described above) on December 29, 2017. Amount also includes the value of his October 3, 2016 PSU grant which will remain outstanding and eligible to vest based on actual performance. This value assumes vesting of the 28,543 PSUs based on the achievement of target performance and includes 817 dividend equivalent units earned on such award but not yet paid. The amount shown above for Mr. Hoffmann represents the number of his unvested RSUs and PSUs subject to his hire grant, multiplied by the closing price of a share of our common stock ($64.47) on the NASDAQ Global Select Market on December 29, 2017.

(3) Represents the amount we would have paid under our current practice of paying for three months’ health and dental benefits for Messrs. Hoffmann, Mitchell and Emmett. Ms. Jaspon was not enrolled in our health and dental benefit plans on December 29, 2017.

(4) Represents the cost to us for six months’ outplacement services, which we would have paid under our current practice. Under an arrangement with the provider of outplacement services, the Company generally does not pay an additional fee if outplacement services are continued for an additional six months following the end of the first six-month period.

(5) For Mr. Hoffmann, the amounts shown in the table also include payments in the event of resignation by Mr. Hoffmann for good reason, as such term is defined in his offer letter with the Company. Additionally, in the event of a termination by the Company other than for cause or a resignation by Mr. Hoffmann for good reason, his outstanding PSUs will remain outstanding and eligible to vest based on actual performance.

Termination Due to Death or by the Company Due to Disability	Acceleration of Unvested Performance Stock Awards (1)	Acceleration of Restricted Stock Awards (2)	Acceleration of Unvested Stock Options	Total
Katherine Jaspon	$79,504	$—	$—	$79,504
David Hoffmann	977,522	3,613,282	—	4,590,804
William Mitchell	306,426	—	—	306,426
Richard Emmett	306,426	—	—	306,426

(1) PSU awards remain outstanding and eligible to become earned in accordance with the award terms and to vest on the vesting date. The number of earned PSUs, if any, will be prorated based on the number of the days that have elapsed in the vesting period from the date of grant to the date of such termination of employment (but not more than 1,096 days) over 1,096. Amounts in this column represent the fair market value based on achieving target performance of the PSU awards on December 29, 2017. For the 2016 PSU award, amount includes 1,024 dividend equivalent units earned on such award but not yet paid as of December 29, 2017, pro-rated by the 676 days that elapsed in the vesting period (676/1,096). For the 2017 PSU award, amount includes 391 dividend equivalent units earned on such award but not yet paid as of December 29, 2017, pro-rated by the 317 days that elapsed in the vesting period (317/1,096). In the case of Mr. Hoffmann’s October 3, 2016 award, the number of days that elapsed in his vesting period was 453.

(2) If Mr. Hoffmann’s employment terminates due to his death or is terminated by the Company due to his permanent disability, the unvested portion of his restricted stock units and the PSUs from his hire grant, plus the dividend equivalents units earned on such award but not yet paid would become immediately vested and Mr. Hoffmann would have realized the acceleration value in this column (calculated using the closing price of a share of our common stock ($64.47) on the NASDAQ Global Select Market on December 29, 2017).

Change in Control/ Change in Control Followed by Qualifying Employment Termination (1)	Cash Severance (Lump Sum)(2)	Health Benefits (3)	Acceleration of Performance Stock Awards (4)	Acceleration of Restricted Stock Awards (5)	Acceleration of Unvested Stock Options ($) (6)	Total
Nigel Travis	$3,250,000	$38,823	$12,890,233	$—	$10,844,022	$27,023,077
Katherine Jaspon	840,000	—	249,316	—	685,622	1,774,938
David Hoffmann	2,100,000	38,823	2,564,545	1,720,446	1,368,376	7,792,191
William Mitchell	1,158,750	29,117	648,306	—	3,067,512	4,903,686
Richard Emmett	1,102,500	10,751	648,306	—	2,867,523	4,629,080

(1) For a description and quantification of the cash severance benefits a named executive officer would receive upon a termination without cause (or for good reason with respect to Messrs. Travis and Hoffmann), whether before or after a change in control, please see the tables above. Amounts shown in this table assume a qualifying termination and a change in control both occur on December 29, 2017.

(2) Amount shown reflects the cash severance benefits payable under the Executive Change-in-Control Severance Plan. Amounts for Messrs. Travis and Hoffmann equal to two times base salary, plus a target Annual Plan payment. Amounts for all other named executive officers equal one and a half times base salary, plus a target Annual Plan payment.

(3) Represents the amounts that would have paid under the Executive Change-in-Control Severance Plan which provides for fully company-paid medical and dental insurance premiums for a period that equates to the amount of base salary provided. In the case of Messrs. Travis and Hoffmann, this period is 24 months. In the case of Messrs. Mitchell and Emmett, this period is 18 months. Ms. Jaspon was not enrolled in our health and dental benefit plans on December 29, 2017.

(4) Amount shown for Mr. Travis includes $9,670,500 with respect to Mr. Travis’s February 28, 2014 supplemental award, plus $670,500 in dividends earned on such award but not yet paid as of December 29, 2017. For this award, in the event a change in control occurs on or prior to December 31, 2018, to the extent the shares have not become earned and eligible to vest in whole or in part as of the date such change in control is consummated, and to the extent the shares are outstanding as of immediately prior to the change in control, upon the consummation of such a change in control the restricted shares subject to the award will be deemed earned and become eligible to vest in full and will vest on December 31, 2018, generally subject to Mr. Travis remaining continuously employed through that date. If Mr. Travis experienced a qualifying termination on the change in control date, however, he would become vested in all of the restricted shares. All other amounts in this column reflect the value of PSUs granted in fiscal 2016, plus the value of dividend equivalent units earned but not yet paid as of December 29, 2017. In the event of a qualifying termination following a change in control, and assuming the Compensation Committee had determined that the performance objective had been met at the target level as of that date, these awards would have become vested in full and realized the acceleration values shown in the above table (calculated using the closing price of a share of our common stock ($64.47) on the NASDAQ Global Select Market on December 29, 2017).

(5) In the event of a qualifying termination following a change in control, amounts shown in respect to Mr. Hoffmann’s RSU awards would become immediately vested and Mr. Hoffmann would have realized the acceleration value shown in the above table (calculated using the closing price of a share of our common stock ($64.47) on the NASDAQ Global Select Market on December 29, 2017).

(6) Amounts shown in respect of stock options assume that the options are cashed out for a payment equal to the difference between the fair market value of a share of common stock ($64.47 per share, the closing price of our common stock on December 29, 2017, the last business day of our 2017 fiscal year), and the per share exercise price of the respective options.

Pay Ratio Disclosure Rule

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal 2017:

•	The median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $110,471; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $5,349,292.

Based on this information, for fiscal 2017, the ratio of annual total compensation of our Chief Executive Officer to the median of the total compensation of all employees (other than the Chief Executive Officer) was: 48.4 : 1.0

In determining the median employee, we prepared a list of all our full-time, part-time and temporary employees as of December 30, 2017. To identify the “median employee” from our employee population, we used compensation as reported in Box 5 of Form W-2. We annualized the compensation of those employees that were not employed for the full year of 2017. In accordance with the rules that allow for non-US employees that account for 5% or less of total employees to be excluded from the determination of a company’s employees for purposes of determining the “median employee”, we excluded 5 employees located in Canada, 9 employees located in China, 4 employees located in Germany, 2 employees located in Spain, 12 employees located in the United Arab Emirates and 6 employees located in the United Kingdom. We did not use any other permitted exclusions or adjustments under the rules. As of December 30, 2017, the Company employed 1,148 persons of which 1,103 were included in the pay ratio calculation.

In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 26 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2017. The Board of Directors is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Dunkin’ Brands Group, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	Attract and retain industry-leading talent;

•	Link compensation actually paid to achievement of our financial, operating and strategic goals;

•	Reward individual performance and contribution to our success; and

•	Enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Pending the outcome of Proposal 3 (Advisory Vote on Frequency of Future Say-on-Pay Votes) at the 2018 Annual Meeting of Shareholders the Board will continue to ask shareholders to cast a non-binding, advisory vote on the compensation paid to our named executive officers every year.

Your Board of Directors recommends a vote FOR Proposal 2, Advisory Vote on

Named Executive Officer Compensation.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES

In Proposal 2, we are asking shareholders to cast an advisory vote on the compensation paid to Dunkin’ Brands’ named executive officers. That advisory vote is referred to as a “say-on-pay” vote. In this Proposal 3, we are asking shareholders to cast a non-binding advisory vote on how frequently we should have say-on-pay votes in the future. Shareholders may vote whether to hold say-on-pay votes every one, two or three years; shareholders also have the option to abstain from voting on this matter. We will consider the interval selected by the highest number of votes cast to be the recommendation of the shareholders.

The Board believes at this time that say-on-pay votes should be held every year.

Although this advisory vote on frequency is not binding on Dunkin’ Brands’ Board of Directors, the Board values shareholder views as to what is an appropriate frequency for advisory “say-on-pay” votes, and welcomes the shareholders’ recommendation on this proposal. If a plurality of votes is cast in favor of an interval other than one year, the Board intends to consider such alternative frequency prior to determining the frequency for “say-on-pay” votes to be submitted to shareholders in the future.

Your Board of Directors recommends that shareholders vote for the one-year option in Proposal 3 as the frequency for the Advisory Vote on Named Executive Officer Compensation.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Audit Committee. We are responsible for overseeing the quality and integrity of Dunkin Brands’ accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ Global Select Market (“NASDAQ”), the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of NASDAQ and Dunkin’ Brands’ Corporate Governance Guidelines. Further, the Board has determined that one of our members (Mr. Hines) is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee met seven times during fiscal 2017 with Dunkin’ Brands management, including the Chief Financial Officer and Controller, internal auditors and KPMG LLP (“KPMG”), Dunkin Brands’ independent registered public accounting firm. Four of these meetings were held prior to the public release of Dunkin’ Brands’ quarterly earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from KPMG pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between KPMG and Dunkin’ Brands and the potential effects of any disclosed relationships on KPMG’s independence, and discussed with KPMG its independence. We discussed with management, the internal auditors and KPMG Dunkin’ Brands’ internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both KPMG and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with KPMG communications required by the Standards of the PCAOB (United States) and, with and without management present, discussed and reviewed the results of KPMG’s examination of Dunkin’ Brands’ consolidated financial statements. We also discussed the results of the internal audit examinations with and without management present.

We reviewed and discussed the audited consolidated financial statements of Dunkin’ Brands as of and for the fiscal year ended December 30, 2017 with management and KPMG. Management has the responsibility for the preparation of Dunkin’ Brands’ consolidated financial statements, and KPMG has the responsibility for the audit of those consolidated financial statements. Based on these reviews and discussions with management and KPMG, we voted that Dunkin’ Brands’ audited consolidated financial statements be included in its Annual Report on Form 10-K for fiscal 2017 for filing with the SEC.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. We pre-approve all audit services and all permitted non-audit services by KPMG, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit Dunkin’ Brands from engaging KPMG to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether Dunkin’ Brands’ use of KPMG for permitted non-audit services is compatible with maintaining KPMG’s independence. We concluded that KPMG’s provision of non-audit services in fiscal 2017, all of which we approved in advance, was compatible with its independence.

KPMG has served as the Company’s independent auditor since 2005. The lead audit engagement partner is rotated every five years, and the Audit Committee interviews candidates and selects the lead audit engagement partner. In assessing the quality of the audit and determining whether KPMG should continue as independent auditor, we reviewed and evaluated their performance considering various factors, including (i) quality of services and sufficiency of resources, (ii) communication and interaction with the Audit Committee and management and (iii) the auditor’s independence, objectivity and professional skepticism. As a result of our evaluation, we have selected KPMG to continue as the independent registered public accounting firm for fiscal 2018, subject to ratification by Dunkin’ Brands’ shareholders.

Audit Committee

Michael F. Hines, Chair

Irene Chang Britt

Carl Sparks

Audit and Other Fees

The aggregate fees that Dunkin’ Brands paid for professional services rendered by KPMG for the fiscal year ended December 30, 2017 (fiscal 2017) and the fiscal year ended December 31, 2016 (fiscal 2016) were:

	Fiscal 2017	Fiscal 2016

Audit fees	$2,665,897	1,893,646

Audit-related fees	207,500	—

Tax fees	142,632	144,121

All other fees	1,780	1,780

Total fees	$3,017,809	2,039,547

•	Audit fees relate to services rendered for the integrated audit of Dunkin’ Brands’ consolidated financial statements and effectiveness of internal control over financial reporting, reviews of interim consolidated financial statements, audits of subsidiaries and affiliates for statutory or regulatory purposes, review of documents filed with the SEC and consents. Audit fees for fiscal 2017 also include fees for comfort letters and other services rendered in connection with the Company’s debt refinancing transaction completed in October 2017. Audit fees increased in fiscal 2017 primarily due to additional procedures associated with the Company’s adoption of a new revenue recognition accounting standard, as well as the services related to the Company’s debt refinancing transaction.

•	Audit-related fees in fiscal 2017 include fees related to agreed-upon procedures and other attest services not required by statue or regulation, but which are reasonably related to the performance of the audit or review of the Company’s financial statements.

•	Tax fees generally include fees for services related to tax compliance and routine tax advice, including assistance with tax audits and appeals.

•	All other fees consist of an annual subscription to KPMG’s technical accounting research tool.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 29, 2018. We are asking shareholders to ratify this appointment. Although ratification of the Audit Committee’s selection of KPMG is not required under our bylaws or other legal requirements, we are submitting the appointment of KPMG to the shareholders as a matter of good corporate practice. The Audit Committee considers the selection of KPMG as independent registered public accounting firm for fiscal year 2018 to be in the best interests of the Company and its shareholders. Representatives of KPMG will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the shareholders.

Your Board of Directors recommends a vote FOR Proposal 4, Ratification of

Appointment of Independent Registered Public Accounting Firm.

VOTING REQUIREMENTS AND PROXIES

The affirmative vote of the holders of a plurality of votes properly cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. However, our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration and action by the Nominating & Corporate Governance Committee and the Board. See “Corporate Governance—Majority Voting Guidelines” above. All other proposals require the approval by holders of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees, to approve Proposal 2 (Advisory Vote on Named Executive Officer Compensation), for the one-year option in Proposal 3 (Advisory Vote on Frequency of Future Say-on-Pay Votes), and for the ratification of the appointment of the independent registered public accounting firm. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote, brokers or nominees are not permitted to vote your shares on any matter other than Proposal 4 (Ratification of the Independent Registered Public Accounting Firm). With respect to the election of directors, the advisory vote on named executive officer compensation and the advisory vote on the frequency of future say-on-pay votes, if you do not instruct the broker or nominee how to vote or if you abstain or withhold authority to vote, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder who intends to present a proposal at the 2019 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 3, 2018. Written proposals may be mailed to us at Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021 Attn: Rich Emmett, Corporate Secretary. A shareholder who intends to nominate a director or present any other proposal at the 2019 Annual Meeting of Shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than January 16, 2019 and no later than February 15, 2019. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available at http://investor.dunkinbrands.com, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.

ATTENDING THE ANNUAL MEETING

The Annual Meeting will take place at Dunkin’ Brands World Headquarters, located at 130 Royall Street, Canton, MA 02021. To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 22, 2018, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2018 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 22, 2018. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures. Free parking is available. Please enter the building through the main lobby.

DUNKIN’ BRANDS GROUP, INC 130 ROYALL STREET CANTON, MA 02021	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Mark Nunnelly 02 Roland Smith 03 Carl Sparks

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

2.	To approve, on an advisory basis, the compensation paid by Dunkin’ Brands to its named executive officers.								☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:								1 year	2 years	3 years	Abstain

3.	To recommend, on an advisory basis, the frequency of future advisory votes on the compensation of the named executive officers of the company.							☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

4.	To ratify the appointment of KPMG LLP as Dunkin’ Brands independent registered public accounting firm for the current fiscal year ending December 29, 2018.								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

0000369057_1 R1.0.1.17

130 Royall Street

Canton, MA 02021

Annual Meeting Admission Ticket

(and meeting information)

2018 Annual Meeting of Shareholders

10:00 a.m. (EDT), Wednesday, May 16, 2018

Dunkin’ Brands World Headquarters

130 Royall Street

Canton, Massachusetts 02021

Please present this admission ticket and photo identification to gain admittance to the meeting.

This ticket admits only the shareholder listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Fiscal 2017 Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

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DUNKIN’ BRANDS GROUP, INC Annual Meeting of Shareholders May 16, 2018 10:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) NIGEL TRAVIS, KATHERINE JASPON and RICHARD EMMETT, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) to be held at Dunkin’ Brands World Headquarters, 130 Royall Street, Canton, Massachusetts 02021 on Wednesday, May 16, 2018 at 10:00 a.m., and any adjournment or postponement thereof, all the shares of Common Stock of the Company which the shareholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, ONE YEAR FOR PROPOSAL 3, AND FOR PROPOSAL 4. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT.

The Board of Directors recommends a vote FOR the Election of all Director nominees, FOR Proposal 2, ONE YEAR for Proposal 3, and FOR Proposal 4.

Continued and to be signed on reverse side

0000369057_2 R1.0.1.17